As filed with the Securities and Exchange Commission on December 5, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ST. JUDE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1276891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Lillehei Plaza
St. Paul, Minnesota 55117
(651) 483-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin T. O’Malley
Vice President and General Counsel
St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota 55117
(651) 483-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary L. Tygesson, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600 Facsimile: (612) 340-2868	Michael Kaplan, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000 Facsimile: (212) 450-3800

        Approximate  date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of Registration Fee
Convertible Senior Debentures	$660,000,000(1)	100%(2)	$660,000,000(1)	$70,620(3)
Common Stock, par value $.10 per share(4)	—(5)(6)	N/A	N/A	N/A(7)
Total	—	—	$660,000,000	$70,620

(1)	Represents aggregate principal amount of the Debentures being registered.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Calculated in accordance with Rule 457(i) under the Securities Act of 1933, as amended (the “Securities Act”).

(4)

Also relates to rights to purchase shares of the Registrant’s Series B Junior Preferred Stock, par value $1.00 per share (the “Rights”), which are attached to all common stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by certificates for the common stock and will be transferable along with and only with the common stock. The value attributable to the Rights, if any, is reflected in the value of the common stock.

(5)	An indeterminate number of shares may be issuable from time to time upon conversion of the Debentures.

(6)

Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminable number of additional shares of common stock which may be issued from time to time as a result of stock splits, stock dividends and similar events, and the adjustment provisions of the Debentures.

(7)

No additional consideration will be received from the common stock issuable upon conversion of the Debentures and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.

The information in this prospectus is not complete and may be amended. This prospectus is not an offer to sell these securities and it is not seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2005

Prospectus

$600,000,000

% Convertible Senior Debentures Due 2035

St. Jude Medical, Inc. is offering its     % Convertible Senior Debentures due 2035 (the Debentures) in an aggregate principal amount of $600,000,000 by this prospectus. We will pay interest on the Debentures on June 15 and December 15 of each year, beginning June 15, 2006, at an annual rate of     %. In addition, we will pay contingent interest during any six-month period from June 15 to December 14 and from December 15 to June 14, commencing with the period beginning December 15, 2006, if the average market price of a Debenture for the five consecutive trading days immediately before the last trading day before the relevant six-month period equals or exceeds 120% of the principal amount of the Debentures.

The Debentures will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt but effectively junior to all our secured debt and all liabilities of our subsidiaries. We do not intend to list the Debentures on any national securities exchange or on The Nasdaq Stock Market (NASDAQ).

The Debentures will be convertible, at your option, into cash and shares of our common stock, par value $0.10 per share, if any, at a conversion rate of       shares per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately $      per share), subject to adjustment as described in this prospectus, at any time before the stated maturity, from and after the date of the following events:

•

during any fiscal quarter after the fiscal quarter ending December 31, 2005, if the last reported sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the previous fiscal quarter exceeds 130% of the conversion price on that 30th trading day;

•	subject to certain limitations, if the trading price of the Debentures falls below a specified threshold;

•	if we have called the Debentures for redemption;

•	on or after December 15, 2034; or

•	on the occurrence of the specified corporate transactions described in this prospectus.

On conversion, we will deliver cash equal to the lesser of the aggregate principal amount of the Debentures to be converted and our total conversion obligation and shares of our common stock in respect of the remainder, if any, of our conversion obligation. If certain corporate transactions occur on or before December 15, 2006, we will increase the conversion rate by a number of additional shares of common stock or, in lieu thereof, we may in certain circumstances, elect to adjust the conversion rate and related conversion obligation so that the Debentures are convertible into shares of the acquiring or surviving company.

Shares of our common stock are quoted on the New York Stock Exchange (NYSE) under the symbol “STJ”. The last reported sale price of our common stock on December 2, 2005 was $48.27 per share.

We may redeem some or all of the Debentures for cash at any time on or after December 15, 2006. You may require us to repurchase all or a portion of your Debentures on December 15, 2006, 2008, 2010, 2015, 2020, 2025 and 2030 or, subject to specified conditions, upon a fundamental change (as described in this prospectus).

Under the terms of the indenture, we and each holder of the Debentures will agree, for United States federal income tax purposes, to treat the Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments. See “Material U.S. Federal Income Tax Considerations.”

Investing in the Debentures involves risks. See “Risk Factors” beginning on page 5.

	Per Debenture	Total

Public offering price(1)		$

Underwriting Discounts		$

Offering proceeds to St. Jude Medical, Inc., before expenses		$

(1)  Plus accrued interest, if any, from December   , 2005.

We have granted the underwriter an option to purchase up to an additional $60,000,000 aggregate principal amount of the Debentures within a 13-day period beginning on the date of the original issuance of the Debentures to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Debentures will be ready for delivery in book-entry form only through The Depository Trust Company (DTC) on or about December    , 2005.

Sole Book-Running Manager

Banc of America Securities LLC

The date of this prospectus is December     , 2005.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). Our SEC filings are available to the public through the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. You may also obtain copies of our SEC filings at the office of the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call 1-212-656-3000.

        We have filed with the SEC a registration statement on Form S-3 to register the Debentures offered hereby and the shares of common stock issuable upon conversion of the Debentures. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits and schedules to the registration statement. For further information regarding St. Jude Medical, Inc., investors should refer to the registration statement and its exhibits and schedules. The registration statement is available at the SEC web site at http://www.sec.gov. A copy of the registration statement may also be inspected, without charge, at the offices of the SEC at the address listed above.

        The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede more dated information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section (a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), after the date of the initial filing of the registration statement of which this prospectus is a part and before the completion of the offering of all Debentures offered hereunder or the filing of a post-effective amendment that deregisters all Debentures then remaining unsold:

•	our annual report on Form 10-K for the year ended December 31, 2004;
•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

i

•	our current reports on Form 8-K filed on January 14, 2005, February 15, 2005, March 2, 2005, March 4, 2005, April 7, 2005, April 25, 2005, May 12, 2005, August 8, 2005, October 7, 2005, October 12, 2005, October 17, 2005 (except as to Item 7.01 thereof), October 25, 2005 and November 21, 2005 (as amended by our current report on Form 8-K/A filed on December 5, 2005); and
•	the description of our common stock and preferred stock purchase rights contained in our registration statements on Form 8-A filed on November 8, 1996 and August 6, 1997, as amended by Amendment No. 1 on Form 8-A/A filed on March 21, 2003, and in any other registration statement or report filed by us under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        We will provide, at no cost to you, upon your written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference into such documents) and any report, proxy statement or other communication distributed by us to our shareholders generally. Requests for such copies should be directed to St. Jude Medical, Inc., Attn: Corporate Secretary, One Lillehei Plaza, St. Paul, Minnesota 55117, Telephone: (651) 483-2000.

CAUTIONARY STATEMENTS

        This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of St. Jude Medical, Inc. and its subsidiaries. Statements preceded by, followed by or that include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believes” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in this prospectus, including under the heading “Risk Factors,” and the various factors described below. Since it is not possible to foresee all such factors, you should not consider these factors to be a complete list of all risks or uncertainties. We believe the most significant factors that could affect our future operations and results are set forth in the list below.

•	Legislative or administrative reforms to the U.S. Medicare or Medicaid systems or similar reforms of international reimbursement systems in a manner that significantly reduces reimbursement for procedures using our medical devices or denies coverage for such procedures, as well as adverse decisions relating to our products by administrators of such systems in coverage or reimbursement issues.
•	Acquisition of key patents by others that have the effect of excluding us from market segments or require us to pay royalties.
•	Economic factors, including inflation, changes in interest rates and changes in foreign currency exchange rates.
•	Product introductions by competitors which have advanced technology, better features or lower pricing.
•	Price increases by suppliers of key components, some of which are sole-sourced.
•	A reduction in the number of procedures using our devices caused by cost-containment pressures or preferences for alternate therapies.
•	Safety, performance or efficacy concerns about our marketed products, many of which are expected to be implanted for many years, leading to recalls and/or advisories with the attendant expenses and declining sales.
•	Changes in laws, regulations or administrative practices affecting government regulation of our products, such as Food and Drug Administration (FDA) laws and regulations, that increase pre-approval testing requirements for products or impose additional burdens on the manufacture and sale of medical devices.
•	Regulatory actions arising from the concern over Bovine Spongiform Encephalopathy (BSE), sometimes referred to as “mad cow disease,” that have the effect of limiting our ability to market products using collagen, such as Angio-Seal™, or that impose added costs on the procurement of collagen.

ii

•	Difficulties obtaining, or the inability to obtain, appropriate levels of product liability insurance.
•	The ability of our Silzone® product liability insurers, especially Kemper, to meet their obligations to us.
•	A serious earthquake affecting our facilities in Sunnyvale or Sylmar, California, or a hurricane affecting our operations in Puerto Rico.
•	Healthcare industry consolidation leading to demands for price concessions or the exclusion of some suppliers from significant market segments.
•	Adverse developments in the investigation of business practices in the cardiac rhythm management industry by the U.S. Attorney’s Office in Boston.
•	Adverse developments in litigation including product liability litigation, patent litigation or other intellectual property litigation.
•	Inability to successfully integrate the businesses that we have acquired in recent years, including Advanced Neuromodulation Systems, Inc. (ANS), and that we plan to acquire.
•	Adverse developments arising out of the investigation by the Office of the Inspector General, Department of Health and Human Services into certain business practices of ANS.
•	Failure to successfully complete clinical trials for new indications for our products and failure to successfully develop markets for such new indications.

        We undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

iii

PROSPECTUS SUMMARY

        This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the Debentures. You should read carefully the entire prospectus, including the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus, before making an investment decision.

        Except as otherwise indicated or required by the context, references in this prospectus to “we,” “us,” “our,” “St. Jude Medical” or the “company” refer to the combined business of St. Jude Medical, Inc. and its subsidiaries.

Business of St. Jude Medical, Inc.

Overview

        Our business is focused on the development, manufacturing and distribution of cardiovascular medical devices for the global cardiac rhythm management, cardiac surgery, cardiology and vascular access, atrial fibrillation therapy areas and neuromodulation. Our five operating segments are Cardiac Rhythm Management (CRM), Cardiac Surgery (CS), Cardiology and Vascular Access (CD), Atrial Fibrillation (AF) and Neuromodulation (Neuro). We acquired our Neuro segment in November 2005. Each operating segment focuses on the development and manufacturing of products for its respective therapy area.

Our principal CRM products are bradycardia pacemaker systems (pacemakers) and tachycardia implantable cardioverter defibrillator systems (ICDs). Our principal CS products are mechanical and tissue heart valves and heart valve repair products. The principal products of our CD segment are vascular closure devices, guidewires and hemostasis introducers. Our AF segment focuses on electrophysiology catheters, advanced cardiac mapping systems and ablation systems. Our Neuro segment specializes in implantable neuromodulation devices.

        Our products are sold in more than 120 countries around the world. Our largest geographic markets are the United States, Europe and Japan.

        St. Jude Medical, Inc. was incorporated in Minnesota in 1976. Our principal executive offices are located at One Lillehei Plaza, St. Paul, Minnesota 55117 and our telephone number is (651) 483-2000.

Recent Developments

        On November 29, 2005, we acquired all of the issued and outstanding shares of common stock of ANS, a Texas corporation. ANS, which designs, develops, manufactures and markets implantable neuromodulation devices used primarily to manage chronic severe pain, is a technology leader in the estimated $1 billion neuromodulation market and also has a strong presence in the spinal cord stimulation segment. Neuromodulation devices include implantable neurostimulation devices, which deliver low levels of electric current directly to targeted nerve fibers or tissue, and implantable drug infusion systems, which deliver small, precisely-controlled doses of drugs directly to targeted sites within the body. The acquisition of ANS will permit us to expand our implantable microelectronics technology programs by providing us with immediate access to the neuromodulation segment of the medical device industry and to broaden our product portfolio to include, among other things, various types of spinal cord stimulation devices, as well as lead systems and device programmers targeted toward clinicians and patients which are currently offered by ANS. In addition, we expect that the acquisition will enhance our access to new indication opportunities, as we expect to invest in ANS’s existing growth areas through focused development of new potential indications such as Parkinson’s disease and essential tremor—diseases that represent potential new and underserved markets—as well as additional therapeutic areas which may provide future opportunities for revenue growth.

        We paid ANS shareholders and option holders a total of approximately $1.3 billion as consideration for the acquisition. To finance the acquisition, we used cash on hand and borrowings under our existing commercial paper program, which is supported by bank credit facilities. We intend to use the proceeds of this offering to repay commercial paper that we issued in connection with the ANS acquisition when such paper is due.

THE OFFERING

        The summary below describes the principal terms of the Debentures. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Debentures” section of this prospectus contains a more detailed description of the terms and conditions of the Debentures.

Issuer	St. Jude Medical, Inc.
Securities Offered	$600 million aggregate principal amount of % Convertible Senior Debentures Due 2035. We have also granted the underwriter an option to purchase up to an additional $60 million aggregate principal amount of Debentures to cover over-allotments.
Issue Price	The Debentures will be issued at a price of $ per $1,000 principal amount, plus accrued interest if any, from December , 2005.
Maturity Date	December 15, 2035
Ranking	The Debentures will be our unsecured and unsubordinated obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Debentures will effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and to all liabilities of our subsidiaries.
At September 30, 2005, on a pro forma basis giving effect to our recent acquisition of ANS as if it had occurred on such date, we had approximately $784.5 million of debt and our subsidiaries had indebtedness and other liabilities of approximately $732.9 million.
Interest	We will pay interest on the Debentures on June 15 and December 15 of each year, beginning June 15, 2006, at an annual rate of %. In addition, we may be required to pay contingent interest, as set forth below under “Contingent Interest.” Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.
Contingent Interest	We will also pay contingent interest to the holders of the Debentures during any six-month period from June 15 to December 14 and from December 15 to June 14 commencing with the period beginning December 15, 2006, if the average trading price (as defined under “Description of the Debentures—Contingent Interest”) of a Debenture for the five consecutive trading days immediately before the last trading day before the relevant six-month period equals or exceeds 120% of the principal amount of the Debentures.
The amount of contingent cash interest payable per Debenture in respect of any six-month period will equal 0.25% per year of the average trading price of a Debenture for the five trading day period referred to above.
U.S. Federal Income Tax Considerations
Under the indenture governing the Debentures, we and each holder of a Debenture will agree to treat the Debentures for U.S. federal income tax purposes as debt instruments that are subject to the Treasury regulations governing contingent payment debt instruments. Under these regulations, even if we do not pay any contingent interest on the Debentures, for U.S. federal income tax purposes, interest will accrue from the issue date of the Debentures at a constant rate of % per year (subject to certain adjustments), compounded semi-annually, which represents the yield on our comparable nonconvertible, fixed-rate debt instruments with terms and conditions otherwise similar to the Debentures. U.S. Holders (as defined below under “Material U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders”) will be required to include interest in income as it accrues regardless of their method of tax accounting. The rate at which interest accrues for U.S. federal income tax purposes generally will exceed the cash payments of interest on the Debentures.

U.S. Holders will recognize gain or loss on the sale, exchange, conversion, redemption or repurchase of a Debenture in an amount equal to the difference between the amount realized, including the fair market value of any common stock received upon conversion, and their adjusted tax basis in that Debenture. Any gain recognized by a U.S. Holder on the sale, exchange, conversion, redemption or repurchase of a Debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income and thereafter, capital loss. See “Material U.S. Federal Income Tax Considerations.”
Conversion Rights	You may convert your Debentures at any time before the stated maturity from and after the date of the following events:
•	during any fiscal quarter after the fiscal quarter ending December 31, 2005, if the last reported sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the previous fiscal quarter exceeds 130% of the conversion price on that 30th trading day;
•	during the five business days immediately after any five consecutive trading-day period in which the trading price (as defined under “Description of the Debentures—Contingent Interest”) per $1,000 principal amount of the Debentures for each day of that period was less than 98% of the product of the closing price of our common stock and the conversion rate of the Debentures on each such day; provided however, that a holder may not convert the Debentures in reliance on this provision after December 15, 2030, if on any trading day during such five consecutive trading-day period the closing price of our common stock was between 100% and 130% of the conversion price of the Debentures;
•	if we have called the Debentures for redemption;
•	on or after December 15, 2034; or
•	on the occurrence of the specified corporate transactions, described under “Description of the Debentures—Conversion Rights—Conversion upon Specified Corporate Transactions.”
For each $1,000 principal amount of Debentures surrendered for conversion, you initially will receive cash and shares of our common stock, if any, at a conversion rate of shares. This represents an initial conversion price of approximately $ per share of common stock. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued interest or contingent interest, if any. On conversion, you will generally not receive any cash payment representing accrued interest or contingent interest, if any. Instead, accrued interest and contingent interest will be deemed paid by cash and shares of the common stock, if any, received by you on conversion. Debentures called for redemption may be surrendered for conversion until the close of business on the business day before the redemption date.
On a surrender of your Debentures, we will deliver cash equal to the lesser of the aggregate principal amount of Debentures to be converted and our total conversion obligation. We will deliver shares of our common stock in respect of the remainder, if any, of our conversion obligation as described under “Description of the Debentures—Conversion Rights—Payment Upon Conversion.”
If you elect to convert your Debentures in connection with certain corporate transactions that occur on or prior to December 15, 2006, we will increase the conversion rate by a number of additional shares of common stock upon conversion as described under “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments—Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the Debentures are convertible into shares of the acquiring or surviving company.
Payment at Maturity	Each holder of $1,000 principal amount of the Debentures shall be entitled to receive $1,000 at maturity, plus accrued interest, including contingent interest, if any.
Sinking Fund	None.
Optional Redemption	We may not redeem the Debentures before December 15, 2006. We may redeem some or all of the Debentures for cash on or after December 15, 2006, on at least 30 days’ but not more than 60 days’ notice by mail to holders of Debentures at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed, plus any accrued and unpaid interest, including contingent interest, if any, to the redemption date.
Repurchase Right of Holders
You may require us to repurchase all or a portion of your Debentures on December 15, 2006, 2008, 2010, 2015, 2020, 2025 and 2030 at a purchase price equal to 100% of the principal amount of the Debentures to be repurchased, plus accrued and unpaid interest, including contingent interest, if any, to the repurchase date.
Fundamental Change Put	On a fundamental change (as defined under “Description of the Debentures—Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change”), you may require us, subject to certain conditions, to repurchase all or a portion of your Debentures at a purchase price equal to 100% of the principal amount of the Debentures to be repurchased, plus accrued and unpaid interest, including contingent interest, if any, to the repurchase date.
Events of Default	If there is an event of default under the Debentures, the principal amount of the Debentures, plus accrued interest, including contingent interest, if any, may be declared due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.
Use of Proceeds	We intend to use the net proceeds from the sale of the Debentures (approximately $597.2 million assuming no exercise of the underwriter’s over-allotment option) to repay commercial paper that we issued in connection with the acquisition of ANS as described under “—Recent Developments.” See “Use of Proceeds.”
Absence of a Public Market for the Debentures
The Debentures are new securities for which there is currently no public market. We cannot assure you that any active or liquid market will develop for the Debentures. See “Underwriting.” We do not intend to list the Debentures on any national securities exchange or on NASDAQ.
NYSE Symbol for our Common Stock	Our common stock is quoted on the NYSE under the symbol “STJ”.
Risk Factors	An investment in the Debentures involves risks. You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors” as well as other information included in or incorporated by reference into this prospectus before deciding whether to invest in the Debentures.

RISK FACTORS

        An investment in the Debentures involves risks. Before deciding whether to purchase the Debentures, you should consider the risks discussed below or elsewhere in this prospectus, including those set forth under the heading “Cautionary Statements”, and in our filings with the SEC that we have incorporated by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

        Any of the risks discussed below or elsewhere in this prospectus or in our SEC filings, and other risks we have not anticipated or discussed, could have a material impact on our business, financial condition or results of operations. In that case, our ability to pay interest on the Debentures when due, to repay the Debentures at maturity or to pay the cash due upon repurchase or conversion of the Debentures could be adversely affected, and the trading price of the Debentures and our common stock could decline substantially.

Risks Relating to Our Business

We face intense competition and may not be able to keep pace with the rapid technological changes in the medical devices industry.

        The medical device market is intensely competitive and is characterized by extensive research and development and rapid technological change. Our customers consider many factors when choosing suppliers, including product reliability, clinical outcomes, product availability, inventory consignment, price and product services provided by the manufacturer, and market share can shift as a result of technological innovation, product recalls and safety alerts and other business factors. Our competitors range from small start-up companies to larger companies which have significantly greater resources and broader product offerings than us, and we anticipate that in the coming years, other large companies will enter certain markets in which we currently hold a strong position. For example, Johnson & Johnson is in the process of acquiring one of our principal competitors, Guidant Corporation (Guidant). In addition, we expect that competition will continue to intensify with the increased use of strategies such as consigned inventory and reduced pricing. Our sales in the second half of 2005 have benefited from product recalls by certain of our competitors and may decrease once these competitors overcome these issues. Product introductions or enhancements by competitors which have advanced technology, better features or lower pricing may make our products or proposed products obsolete or less competitive. For example, several of our products have faced reduced sales due to technological shifts, including our traditional pacemakers and mechanical heart valves. As a result, we will be required to devote continued efforts and financial resources to bring our products under development to market, enhance our existing products and develop new products for the medical marketplace. If we fail to develop new products, enhance existing products or compete effectively, our business, financial condition and results of operations would be adversely affected.

We are subject to stringent domestic and foreign medical device regulation which may impede the approval process for our products, hinder our development activities and manufacturing processes and, in some cases, result in the recall or seizure of previously approved products.

        Our products, development activities and manufacturing processes are subject to extensive and rigorous regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act (FDCA), by comparable agencies in foreign countries and by other regulatory agencies and governing bodies. Under the FDCA and associated regulations, manufacturers of medical devices must comply with certain regulations that cover the composition, labeling, testing, clinical study, manufacturing, packaging and distribution of medical devices. In addition, medical devices must receive FDA clearance or approval before they can be commercially marketed in the United States, and the FDA may require testing and surveillance programs to monitor the effects of approved products that have been commercialized and can prevent or limit further marketing of a product based on the results of these post-marketing programs. Furthermore, most major markets for medical devices outside the United States require clearance, approval or compliance with certain standards before a product can be commercially marketed. The process of obtaining marketing clearance from the FDA and foreign regulatory agencies for new products or with respect to enhancements or modifications to existing products could take a significant period of time, require the expenditure of substantial resources, involve rigorous pre-clinical and clinical testing, require changes to the products and result in limitations on the indicated uses of the product. We cannot assure you that we will receive the required clearance from the FDA and foreign regulatory agencies for new products or modifications to existing products on a timely basis. The failure to receive a clearance on a timely basis could have a material adverse effect on our financial condition and results of operations.

        At any time after approval of a product, the FDA may conduct periodic inspections to determine compliance with both the FDA’s Quality System Regulation (QSR) requirements and/or current medical device reporting regulations. Product approvals by the FDA can be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial approval. The failure to comply with regulatory standards or the discovery of previously unknown problems with a product or manufacturer could result in fines, delays or suspensions of regulatory clearances, seizures or recalls of products (with the attendant expenses), the banning of a particular device, an order to replace or refund the cost of any device previously manufactured or distributed, operating restrictions and criminal prosecution, as well as decreased sales as a result of negative publicity and product liability claims, and could have a material adverse effect on our business.

We may not be able to meet regulatory quality standards applicable to our manufacturing process.

        We are required to register with the FDA as a device manufacturer and as a result, we are subject to periodic inspection by the FDA for compliance with the FDA’s QSR requirements, which require manufacturers of medical devices to adhere to certain regulations, including testing, quality control and documentation procedures. In addition, the federal Medical Device Reporting regulations require us to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA. In the European Community, we are required to maintain certain International Organization for Standardization (ISO) certifications in order to sell products and we undergo periodic inspections by notified bodies to obtain and maintain these certifications. If we or our manufacturers fail to adhere to QSR or ISO requirements, this could delay production of our products and lead to fines, difficulties in obtaining regulatory clearances, recalls or other consequences, which could in turn have a material adverse effect on our financial condition and results of operations.

If we are unable to protect our intellectual property effectively, our financial condition and results of operations could be adversely affected.

        Patents and other proprietary rights are essential to our business and our ability to compete effectively with other companies is dependent upon the proprietary nature of our technologies. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen our competitive position. We seek to protect these, in part, through confidentiality agreements with certain employees, consultants and other parties. We pursue a policy of generally obtaining patent protection in both the United States and in key foreign countries for patentable subject matter in our proprietary devices and also attempt to review third-party patents and patent applications to the extent publicly available to develop an effective patent strategy, avoid infringement of third-party patents, identify licensing opportunities and monitor the patent claims of others. We currently own numerous United States and foreign patents and have numerous patent applications pending. We are also a party to various license agreements pursuant to which patent rights have been obtained or granted in consideration for cash, cross-licensing rights or royalty payments. We cannot assure you that any pending or future patent applications will result in issued patents, that any current or future patents issued to or licensed by us will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide a competitive advantage to us or prevent competitors from entering markets which we currently serve. Any required license may not be available to us on acceptable terms, if at all. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technologies as us. In addition, we may have to take legal action in the future to protect our trade secrets or know-how or to defend them against claimed infringement of the rights of others. Any legal action of that type could be costly and time consuming to us and we cannot assure you that any lawsuit will be successful. The invalidation of key patents or proprietary rights which we own or an unsuccessful outcome in lawsuits to protect our intellectual property could have a material adverse effect on our financial position and results of operations.

Pending and future patent litigation could be costly and disruptive to us and may have an adverse effect on our financial condition and results of operations.

        We operate in an industry that is susceptible to significant patent litigation and, in recent years, it has been common for companies in the medical device field to aggressively challenge the rights of other companies to prevent the marketing of new devices. Companies that obtain patents for products or processes that are necessary for or useful to the development of our products may bring legal actions against us claiming infringement and at any given time, we generally are involved as both a plaintiff and a defendant in a number of patent infringement and other intellectual property-related actions. Among other matters, we are currently defending three significant ongoing patent infringement actions brought against us by one of our principal competitors, Guidant.

        Intellectual property litigation is expensive and complex and its outcome is difficult to predict. Any pending or future patent litigation may result in significant royalty or other payments or injunctions that can prevent the sale of products and may cause a significant diversion of the efforts of our technical and management personnel. While we intend to defend any such lawsuits vigorously, we cannot assure you that we will be successful. In the event that our right to market any of our products is successfully challenged or if we fail to obtain a required license or are unable to design around a patent, our financial condition and results of operations could be materially adversely affected.

Pending and future product liability claims and litigation may adversely affect our financial condition and results of operations.

        The design, manufacture and marketing of medical devices of the types we produce entail an inherent risk of product liability claims. Our products are often used in intensive care settings with seriously ill patients, and many of the medical devices we manufacture and sell are designed to be implanted in the human body for long periods of time or indefinitely. There are a number of factors that could result in an unsafe condition or injury to, or death of, a patient with respect to these or other products which we manufacture or sell, including component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information. Product liability claims may be brought by individuals or by groups seeking to represent a class.

        We are currently the subject of various product liability claims, including several lawsuits which may be allowed to proceed as class actions in the United States and Canada. The outcome of litigation, particularly class action lawsuits, is difficult to assess or quantify. Plaintiffs in these types of lawsuits often seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. For example, in January 2000, we voluntarily recalled all field inventory of products incorporating Silzone coating, which was used in our mechanical heart valves and heart valve repair products. Subsequent to our voluntary recall, we have been sued in various jurisdictions and now have cases pending in the United States, Canada, the United Kingdom, Ireland and France which have been brought by some patients alleging complications and past or future costs arising either from the surgical removal or alternatively, from the continued implantation and maintenance of products incorporating Silzone coating. Some of the cases involving Silzone products have been settled, others have been dismissed and still others are ongoing. The complaints in the ongoing individual cases in the United States request damages ranging from $10,000 to $120.5 million and in some cases, seek an unspecified amount, and the complaints in the Canadian class actions request damages ranging from the equivalent of $1.3 million to $425 million. We believe that the final resolution of the Silzone product cases will take several years and we cannot reasonably estimate the time frame in which any potential settlements or judgments would be paid out or the amounts of any such settlements or judgments. In addition, the cost to defend any future litigation, whether Silzone-related or not, may be significant. While we believe that many settlements and judgments relating to the Silzone litigation and our other litigation may be covered in whole or in part under our product liability insurance policies and existing reserves, any costs not so covered could have an adverse effect on our financial condition and results of operations.

We may be unable to obtain appropriate levels of product liability insurance.

        Problems with our products can result in product liability claims or a recall, safety alert or advisory notice relating to the product. As a result of the enormous losses sustained by property and casualty insurers following the events of September 11, 2001, our product liability insurance premiums since 2001 have increased over 450% and the total coverage has been reduced. Our current product liability policy provides $400 million of insurance coverage, with a $100 million deductible per occurrence. In light of the significant self-insured retention, our product liability insurance coverage is designed to help protect us against a catastrophic claim. We cannot assure you that such insurance will be available or adequate to satisfy future claims or that our insurers will be able to pay claims on insurance policies which they have issued to us. If we are unable to secure appropriate levels of product liability insurance coverage, our financial condition and results of operations could be adversely affected.

Our product liability insurers may not be able to meet their current or future payment obligations to us.

        Our present layer of product liability insurance for Silzone claims (which consists of a number of layers, each of which is covered by one or more insurance companies) is covered by a unit of the Kemper Insurance Companies (Kemper), which is currently in “run off” and not issuing new policies or generating any new revenue that could be used to cover claims made under previously-issued policies such as ours. In the event that Kemper is unable to pay part or all of the claims directed to it, we believe that the other insurance carriers in Kemper’s program will take the position that we will be directly liable for any claims and costs that Kemper is unable to pay and that insurance carriers at policy layers following Kemper’s will not provide coverage for Kemper’s layer. If Kemper or any other insurance companies are unable to meet their respective obligations to us, we could incur substantial losses which could have an adverse effect on our financial condition and results of operations.

Our operations are subject to environmental, health and safety laws and regulations that could require us to incur material costs.

        Our operations are subject to environmental, health and safety laws and regulations concerning, among other things, the generation, handling, transportation and disposal of hazardous substances or wastes, particularly ethylene oxide, the cleanup of hazardous substance releases, and emissions or discharges into the air or water. We have incurred and expect to incur expenditures in the future in connection with compliance with environmental, health and safety laws and regulations. New laws and regulations, violations of these laws or regulations, stricter enforcement of existing requirements, or the discovery of previously unknown contamination, could require us to incur costs or become the basis for new or increased liabilities that could be material.

The loss of any of our sole-source suppliers or an increase in the price of inventory supplied to us could have an adverse effect on our business, financial condition and results of operations.

        We purchase certain supplies used in our manufacturing processes from single sources due to quality considerations, costs or constraints resulting from regulatory requirements. Our manufacturing requirements comply with the rules and regulations of the FDA, which mandates validation of materials prior to use in our products. Agreements with certain suppliers are terminable by either party upon short notice and we have been advised periodically by some suppliers that in an effort to reduce their potential product liability exposure, they may terminate sales of products to customers that manufacture implantable medical devices. While some of these suppliers have modified their positions and have indicated a willingness to continue to provide a product temporarily until an alternative vendor or product can be qualified (or even to reconsider the supply relationship), where a particular single-source supply relationship is terminated, we may not be able to establish additional or replacement suppliers for certain components or materials quickly. This is largely due to the FDA approval system and the complex nature of manufacturing processes employed by many suppliers. In addition, we may lose a sole-source supplier owing to, among other things, the acquisition of such a supplier by a competitor (which may cause the supplier to stop selling its products to us) or the bankruptcy of such a supplier, which may cause the supplier to cease operations. A reduction or interruption by a sole-source supplier of the supply of materials or key components used in the manufacturing of our products or an increase in the price of those materials or components could adversely affect our business, financial condition and results of operations.

Cost containment pressures and domestic and foreign legislative or administrative reforms resulting in restrictive reimbursement practices of third-party payors or preferences for alternate therapies could decrease the demand for products purchased by our customers, the prices which they are willing to pay for those products and the number of procedures using our devices.

        Our products are purchased principally by hospitals or physicians which typically bill various third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare services provided to their patients. The ability of customers to obtain appropriate reimbursement for their products and services from government and third-party payors is critical to the success of medical technology companies. The availability of reimbursement affects which products customers purchase and the prices they are willing to pay. Reimbursement varies from country to country and can significantly impact the acceptance of new technology. After we develop a promising new product, we may find limited demand for the product unless reimbursement approval is obtained from private and governmental third-party payors.

        Major third-party payors for hospital services in the United States and abroad continue to work to contain healthcare costs and the introduction of cost containment incentives, combined with closer scrutiny of healthcare expenditures by both private health insurers and employers, has resulted in increased discounts and contractual adjustments to hospital charges for services performed and in the shifting of services between inpatient and outpatient settings. Initiatives to limit the growth of healthcare costs, including price regulation, are also underway in several countries in which we do business. Implementation of healthcare reforms in the United States and in significant overseas markets such as Germany, Japan and other countries may limit the price of or the level at which reimbursement is provided for our products and adversely affect both our pricing flexibility and the demand for our products. Hospitals or physicians may respond to such cost-containment pressures by substituting lower cost products or other therapies for our products.

        Further legislative or administrative reforms to the U.S. or international reimbursement systems in a manner that significantly reduces reimbursement for procedures using our medical devices or denies coverage for such procedures, or adverse decisions relating to our products by administrators of such systems in coverage or reimbursement issues, would have an adverse impact on the products, including clinical products, purchased by our customers and the prices which our customers are willing to pay for them. This in turn would have an adverse effect on our financial condition and results of operations.

Consolidation in the healthcare industry could lead to demands for price concessions or to the exclusion of some suppliers from certain of our significant market segments.

        The cost of healthcare has risen significantly over the past decade and numerous initiatives and reforms initiated by legislators, regulators and third-party payors to curb these costs have resulted in a consolidation trend in the medical device industry as well as among our customers, including hospitals. This in turn has resulted in greater pricing pressures and the exclusion of certain suppliers from important market segments as group purchasing organizations, independent delivery networks and large single accounts, such as the Veterans Administration in the United States, continue to consolidate purchasing decisions for some of our hospital customers. We expect that market demand, government regulation, third-party reimbursement policies and societal pressures will continue to change the worldwide healthcare industry, resulting in further business consolidations and alliances which may reduce competition, exert further downward pressure on the prices of our products and adversely impact our business, financial condition and results of operations.

Failure to integrate acquired businesses into our operations successfully could adversely affect our business.

        As part of our strategy to develop and identify new products and technologies, we have made several acquisitions in recent years, including our acquisition of ANS in November 2005, and we may make additional acquisitions in the future. Our integration of the operations of acquired businesses requires significant efforts, including the coordination of information technologies, research and development, sales and marketing, operations, manufacturing and finance. These efforts result in additional expenses and involve significant amounts of management’s time that cannot then be dedicated to other projects. Our failure to manage successfully and coordinate the growth of the combined company could also have an adverse impact on our business. In addition, we cannot assure you that some of the businesses we acquire will become profitable or remain so. If our acquisitions are not successful, we may record unexpected impairment charges. Factors that will affect the success of our acquisitions include:

•	the presence or absence of adequate internal controls and/or significant fraud in the financial systems of acquired companies;
•	adverse developments arising out of investigations by governmental entities of the business practices of acquired companies, such as the current investigation into certain sales and marketing, reimbursement, Medicare and Medicaid billing and certain other business practices of ANS by the Office of the Inspector General of the Department of Health and Human Services;
•	any decrease in customer loyalty and product orders caused by dissatisfaction with the combined companies’ product lines and sales and marketing practices, including price increases;
•	our ability to retain key employees; and

•	the ability of the combined company to achieve synergies among its constituent companies, such as increasing sales of the combined company’s products, achieving cost savings and effectively combining technologies to develop new products.

Instability in international markets or foreign currency fluctuations could adversely affect our results.

        Our products are currently marketed in more than 120 countries around the world, with our largest geographic markets outside of the United States being Europe and Japan. As a result, we face currency and other risks associated with our international sales. We are exposed to foreign currency exchange rate fluctuations due to transactions denominated primarily in euros, Japanese yen, Canadian dollars, Brazilian reals, British pounds and Swedish kronor, which may potentially reduce the U.S. dollars we receive for sales denominated in any of these foreign currencies and/or increase the U.S. dollars we report as expenses in these currencies, thereby affecting our reported consolidated revenues and net earnings. We do not currently hedge our foreign currency exposure. Consequently, fluctuations between the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses. We cannot predict the effects of currency exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures and the volatility of currency exchange rates. In addition to foreign currency exchange rate fluctuations, there are a number of additional risks associated with our international operations, including those related to:

•	the imposition of or increase in import or export duties, surtaxes, tariffs or customs duties;
•	the imposition of import or export quotas or other trade restrictions;
•	foreign tax laws and potential increased costs associated with overlapping tax structures;
•	longer accounts receivable cycles in certain foreign countries, whether due to cultural, exchange rate or other factors;
•	changes in regulatory requirements in international markets in which we operate;
•	inquiries into possible improprieties in our international operations, such as our inclusion in the report of the Independent Inquiry Committee into the United Nations Oil-For-Food Programme as allegedly having made payments to the Iraqi government in connection with certain product sales which we made to Iraq under this program from 2000 to 2003; and
•	economic and political instability in foreign countries.

The medical devices industry is the subject of a governmental investigation into marketing and other business practices which could divert the attention of our management, be costly to us and have an adverse effect on our financial condition and results of operations.

        In October 2005, the U.S. Department of Justice, acting through the U.S. Attorney’s office in Boston, commenced an industry-wide investigation under the Health Insurance Portability and Accountability Act of 1996 into whether makers of implantable heart devices had offered improper payments or other inducements to doctors or other persons as a means of promoting the use of these makers’ products. As part of this investigation, we received a civil subpoena from the U.S. Attorney’s office in Boston requesting documents on our practices related to pacemakers, ICDs, lead systems and related products marketed by our CRM business covering the period from January 2000 to date. We understand that our principal competitors in the CRM therapy areas received similar civil subpoenas. While we intend to cooperate fully with this investigation and are responding to this request, we cannot predict when this investigation will be resolved, the outcome of this investigation or its impact on the company. If this investigation continues over a long period of time, it could divert the attention of management resources from the day-to-day operations of our business, impose significant administrative burdens on us and result in additional compliance or other costs. These potential consequences, as well as any adverse outcome from the investigation, could have an adverse effect on our financial condition and results of operations.

Regulatory actions arising from the concern over Bovine Spongiform Encephalopathy may limit our ability to market products containing bovine material.

        Our Angio-Seal vascular closure device, which is designed to seal and close femoral artery punctures made during diagnostic and therapeutic cardiovascular catheterizations, as well as our vascular graft products, contain bovine collagen. In addition, some of the tissue heart valves which we market incorporate bovine pericardial material. Certain medical device regulatory agencies have begun to consider whether to continue to permit the sale of medical devices that incorporate any bovine material because of concerns over BSE, sometimes referred to as “mad cow disease,” a disease which has sometimes been transmitted to humans through the consumption of beef. While we are not aware of any reported cases of transmission of BSE through medical products and while we are cooperating with regulatory agencies considering these issues, the suspension or revocation of authority to manufacture, market or distribute products containing bovine material, or the imposition of a regulatory requirement that we procure material for these products from alternate sources, could result in lost market opportunities, harm the continued commercialization and distribution of such products and impose additional costs on us. Any of these consequences could in turn have a material adverse effect on our financial condition and results of operations.

We are not insured against all potential losses and could be seriously harmed by natural disasters or other catastrophes.

        Our facilities could be materially damaged by hurricanes, earthquakes and other natural disasters or catastrophic circumstances. For example, we have significant CRM manufacturing facilities located in Sylmar and Sunnyvale, California. California earthquake insurance is currently difficult to obtain, extremely costly and restrictive with respect to scope of coverage. Our earthquake and related business interruption insurance for these California facilities provides $30 million of insurance coverage in the aggregate, with a deductible equal to 5% of the total value of the facility and contents involved in the claim. Consequently, despite this insurance coverage, we could incur uninsured losses and liabilities arising from an earthquake near one or both of our California manufacturing facilities as a result of various factors, including the severity and location of the earthquake, the extent of any damage to our manufacturing facilities, the impact of an earthquake on our California workforce and on the infrastructure of the surrounding communities and the extent of damage to our inventory and work in process. While we believe that our exposure to significant losses from a California earthquake could be partially mitigated by our ability to manufacture some of our CRM products at our Swedish manufacturing facility, the losses could have a material adverse effect on our business for an indeterminate period of time before this manufacturing transition is complete and operates without significant problem. Furthermore, our manufacturing facility in Puerto Rico may suffer damage as a result of hurricanes which are frequent in the Caribbean and which could result in lost production and additional expenses to us to the extent any such damage is not fully covered by our hurricane and business interruption insurance.

        Even with insurance coverage, natural disasters or other catastrophic events could cause us to suffer substantial losses in our operational capacity and could also lead to a loss of opportunity and to a potential adverse impact on our relations with our existing customers resulting from our inability to produce products for them, for which we would not be compensated by existing insurance. This in turn could have a material adverse effect on our financial condition and results of operations.

Risks Related to the Debentures

The Debentures are effectively subordinated to the debt and other liabilities of our subsidiaries.

        The Debentures are obligations exclusively of our company and not guaranteed by our subsidiaries. Therefore, the Debentures are effectively subordinated to the current and future liabilities, including trade payables, of our subsidiaries. Our subsidiaries are not prohibited from incurring additional debt or other liabilities, including senior indebtedness. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the Debentures, including cash payments upon conversion or repurchase, could be adversely affected. At September 30, 2005, on a pro forma basis giving effect to our recent acquisition of ANS as if it had occurred on such date, we had approximately $784.5 million of debt and our subsidiaries had indebtedness and other liabilities of approximately $732.9 million. The Debentures are also effectively subordinated to any current and future secured obligations to the extent of the value of the assets securing such obligations.

We may incur additional indebtedness.

        The indenture governing the Debentures will not prohibit us from incurring substantial additional indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the Debentures. The indenture governing the Debentures will also permit unlimited additional borrowings by our subsidiaries that could be effectively senior to the Debentures. In addition, the indenture will not contain any restrictive covenants limiting our ability to pay dividends, make any payments on junior or other indebtedness or otherwise limit our financial condition.

We may not have sufficient cash to repurchase the Debentures at the option of the holder or on a fundamental change or to pay the cash payable on a conversion, which may increase your credit risk, and your right to require us to repurchase your Debentures upon a fundamental change may not protect you upon the occurrence of certain events that might adversely affect our financial condition or business operations.

        On December 15, 2006, 2008, 2010, 2015, 2020, 2025 and 2030, holders of the Debentures have the right to require us to repurchase for cash all or any portion of their Debentures at 100% of their principal amount plus accrued and unpaid interest, including contingent interest, if any, up to but not including the repurchase date. On a fundamental change (as defined under “Description of the Debentures—Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change”), subject to certain conditions, holders of the Debentures will have the right to require us to repurchase for cash all outstanding Debentures at 100% of their principal amount plus accrued and unpaid interest, including contingent interest, if any, up to but not including the repurchase date. The Debentures will be convertible, at your option, into cash and shares of our common stock, if any, at any time before the stated maturity, from and after the date of certain events described under “Description of the Debentures—Conversion Rights.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered Debentures or settlement of converted Debentures. Any credit facility in place at the time of a repurchase or conversion of the Debentures may also limit our ability to use borrowings to pay any cash payable on a repurchase or conversion of the Debentures and may prohibit us from making any cash payments on the repurchase or conversion of the Debentures if a default or event of default has occurred under that facility without the consent of the lenders under that facility. Our failure to repurchase tendered Debentures at a time when the repurchase is required by the indenture or to pay any cash payable on a conversion of the Debentures would constitute a default under the indenture. A default under the indenture or a fundamental change could lead to a default under our credit facilities or other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Debentures.

        In addition, the term “fundamental change” is limited to certain specified transactions and does not include other events that might adversely affect our financial condition or business operations. The provisions of the indenture which require us to repurchase Debentures tendered to us by holders of the Debentures upon the occurrence of such a fundamental change as described above would not necessarily protect holders of the Debentures if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the Debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

The additional shares of common stock payable on any Debentures converted in connection with specified corporate transactions may not adequately compensate you for any loss you may experience as a result of such specified corporate transactions.

        If certain specified corporate transactions occur on or before December 15, 2006, we will under certain circumstances increase the conversion rate on Debentures converted in connection with the specified corporate transaction by a number of additional shares of common stock. The number of additional shares of common stock will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in the specified corporate transaction as described under “Description of the Debentures—Conversion Procedures—Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control.” The additional shares of common stock issuable on conversion of the Debentures in connection with a specified corporate transaction may not adequately compensate you for any loss you may experience as a result of such specified corporate transaction. If the specified corporate transaction occurs after December 15, 2006 or if the price paid per share of our common stock in the specified corporate transaction is less than the common stock price at the date of issuance of the Debentures or above a specified price, there will be no increase in the conversion rate. In addition, in certain circumstances on a fundamental change arising from our acquisition by a public company, we may elect to adjust the conversion rate as described under “Description of the Debentures—Conversion Procedures—Conversion Rate Adjustments” and, if we so elect, holders of Debentures will not be entitled to the increase in the conversion rate determined as described above.

        Our obligation to adjust the conversion rate in connection with specified corporate transactions could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the Debentures may not be adjusted for all dilutive events.

        The conversion rate of the Debentures is subject to adjustment for certain events, including but not limited to the payment of stock dividends on our common stock; subdivisions, splits and combinations of our common stock; the issuance of rights or warrants; distributions of capital stock, indebtedness or assets; certain cash dividends and certain tender or exchange offers as described under “Description of the Debentures—Conversion Procedures—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the Debentures or the common stock. There can be no assurance that an event that adversely affects the value of the Debentures, but does not result in an adjustment to the conversion rate, will not occur.

You should consider the U.S. federal income tax consequences of owning the Debentures.

        Under the indenture governing the Debentures, we and each holder of a Debenture will agree to treat the Debentures for U.S. federal income tax purposes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments.

        Consequently, despite some uncertainty as to the proper application of such regulations, even if we do not pay any contingent interest on the Debentures, you will generally be required to accrue interest income at a constant rate of     % per year (subject to certain adjustments), compounded semi-annually, which represents the estimated yield on our comparable nonconvertible, fixed-rate debt instruments with terms and conditions otherwise similar to the Debentures. The amount of interest which you will be required to include in income for each year generally will be in excess of the stated interest payments on the Debentures for that year.

        You will recognize gain or loss on the sale, exchange, conversion, redemption or repurchase of a Debenture in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and your adjusted tax basis in the Debenture. Any gain recognized by you on the sale, exchange, conversion, redemption or repurchase of a Debenture will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income and thereafter, will be treated as capital loss.

        You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of a taxable dividend distribution to holders of common stock (if this distribution results in a conversion rate adjustment) or in certain other situations requiring a conversion rate adjustment. For Non-U.S. Holders (as defined below under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders”), this deemed distribution may be subject to U.S. federal withholding tax requirements.

There is no established trading market for the Debentures.

        The Debentures are a new issue of securities for which there is no established trading market. As a result, an active trading market for the Debentures may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the Debentures may be adversely affected. In that case, you may not be able to sell your Debentures at a particular time or you may not be able to sell your Debentures at a favorable price. Future trading prices of the Debentures will depend on many factors, including:

•	our operating performance and financial condition;
•	the interest of securities dealers in making a market; and
•	the market for similar securities.

        Historically, the markets for convertible debt securities have been subject to disruptions that have caused volatility in prices. It is possible that the markets for the Debentures will be subject to disruptions. Any such disruptions may have a negative effect on a holder of the Debentures, regardless of our prospects and financial performance. The underwriter is not under any obligation to make a market in the Debentures and it may discontinue any market making activities at any time, in its sole discretion, which could further negatively impact your ability to sell the Debentures or the prevailing market price at the time you choose to sell.

Any adverse rating of the Debentures may cause their trading price to fall.

        If Moody’s Investor Service, Standard & Poor’s or another rating service rates the Debentures and if any of such rating services lowers its rating on the Debentures below the rating initially assigned to the Debentures, announces its intention to put the Debentures on credit watch or withdraws its rating of the Debentures, the trading price of the Debentures could decline.

The conditional conversion feature of the Debentures could result in you not receiving the value of the common stock into which the Debentures are convertible.

        The Debentures are convertible into cash and shares of common stock, if any, only if specific conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which your Debentures would otherwise be convertible.

On conversion of the Debentures, you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.

        The conversion value that you will receive on conversion of your Debentures is in part determined by the average of the last reported sale prices of our common stock for the 20 consecutive trading days beginning on the second trading day immediately following the day the Debentures are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your Debentures for conversion, the conversion value you will receive may be adversely affected, and if the price at the end of such period is below the average, the value of any shares delivered may be less than the conversion value.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the Debentures.

        In the future, we may sell additional shares of our common stock to raise capital. In addition, shares of our common stock are reserved for issuance on the exercise of stock options and on conversion of the Debentures. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sales of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the Debentures and the market price of our common stock.

The trading prices for the Debentures will be directly affected by the trading prices for our common stock, which are impossible to predict. Volatility in the market price of our common stock could result in a lower trading price than your conversion or purchase price and could adversely impact the trading price of the Debentures.

        The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock may be affected adversely by factors such as actual or anticipated changes in our operating results, acquisition activity, the impact of international markets, changes in financial estimates by securities analysts, general market conditions, rumors and other factors. The decrease in the market price of our common stock would likely adversely impact the trading price of the Debentures.

        The price of our common stock could be affected by possible sales of our common stock by investors who view the Debentures as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the Debentures.

Absence of dividends could reduce our attractiveness to investors, which could depress the price of the common stock into which the Debentures are convertible.

        We have not declared or paid cash dividends on our common stock since inception and do not intend to pay dividends in the foreseeable future. We currently intend to retain earnings, if any, for the future operations and growth of our business. As a result, our common stock may be less attractive to certain investors than the stock of dividend-paying companies.

Our charter documents, our shareholder rights plan and Minnesota law contain provisions that could delay or prevent an acquisition of our company, which could inhibit your ability to receive a premium on your investment from a possible sale of our company.

        Our charter documents contain provisions that may discourage third parties from seeking to acquire our company. In addition, our board of directors has adopted a shareholder rights plan which enables our board of directors to issue preferred stock purchase rights that would be triggered by certain prescribed events. These provisions and specific provisions of Minnesota law relating to business combinations with interested shareholders may have the effect of delaying, deterring or preventing a merger or change in control of our company. Some of these provisions may discourage a future acquisition of our company even if shareholders would receive an attractive value for their shares or if a significant number of our shareholders believed such a proposed transaction to be in their best interests. As a result, shareholders who desire to participate in such a transaction may not have the opportunity to do so.

USE OF PROCEEDS

        We intend to use the net proceeds from the issuance of the Debentures (estimated to be $597.2 million, or $656.9 million assuming exercise of the underwriter’s over-allotment option in full) to repay commercial paper that we issued in connection with the acquisition of ANS when such paper is due. As of December 2, 2005, our commercial paper had a weighted average interest rate of approximately 4.2% and a weighted average remaining maturity of approximately 63 days.

PRICE RANGE OF COMMON STOCK

        Our common stock is traded on the NYSE under the symbol “STJ”. The following table sets forth, for the periods presented, the high and low closing sales prices per share of our common stock as reported on the NYSE.

	High	Low
Fiscal Year Ended December 31, 2003
First Quarter	$24.56	$19.34
Second Quarter	31.68	24.25
Third Quarter	29.00	24.44
Fourth Quarter	31.67	26.44
Fiscal Year Ended December 31, 2004
First Quarter	$38.78	$29.94
Second Quarter	39.18	35.57
Third Quarter	37.75	31.48
Fourth Quarter	38.97	38.14
Fiscal Year Ending December 31, 2005
First Quarter	$41.04	$36.00
Second Quarter	44.15	35.06
Third Quarter	47.82	42.90
Fourth Quarter (through December 2, 2005)	50.91	44.25

        On December 2, 2005, the last reported sale price for our common stock on the NYSE was $48.27 per share.

DIVIDEND POLICY

        We have not declared or paid any cash dividends since 1994. We presently intend to retain earnings for use in the operations and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

RATIO OF EARNINGS TO FIXED CHARGES

        Our consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

Year Ended December 31,					Nine Months Ended September 30,
2004	2003	2002	2001	2000	2005	2004
51.7	50.2	73.4	15.7	6.7	61.1	48.4

        For purposes of computing the ratios, earnings consist of consolidated earnings before income taxes plus fixed charges. Fixed charges consist of gross interest expense and the portion of interest expense on operating leases we believe to be representative of the interest factor.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization (including short-term debt) as of September 30, 2005 and as adjusted (i) to reflect the acquisition of ANS on November 29, 2005 and (ii) to give effect to the offering of the Debentures (assuming no exercise of the underwriter’s over-allotment option) and the repayment of commercial paper with the net proceeds of this offering as described under “Use of Proceeds.” This table should be read in conjunction with our consolidated financial statements and related notes thereto incorporated by reference in this prospectus.

	As of September 30, 2005
	(in thousands)
	Actual	As Adjusted for ANS Acquisition	As Adjusted for the Offering of the Debentures
Cash and cash equivalents	$712,451	$118,637	$115,822

Debt:
Debentures offered hereby	$—	—	600,000
Commercial paper borrowings	$—	$600,000	$—
1.02% Yen-denominated notes, due 2010	184,461	184,461	184,461
Other long-term debt	41	41	41

Total debt	184,502	784,502	784,502
Shareholders’ equity:
Preferred stock	—	—	—
Common stock	36,556	36,556	36,556
Additional paid-in capital	435,589	466,079	466,079
Retained earnings	2,340,440	2,233,040	2,233,040
Deferred stock-based compensation	—	(30,490)	(30,490)
Accumulated other comprehensive income
Cumulative translation adjustment	(11,237)	(11,237)	(11,237)
Unrealized gain on available-for-sale securities	16,550	16,550	16,550

Total shareholders’ equity	2,817,898	2,710,498	2,710,498

Total debt and shareholders’ equity	$3,002,400	$3,495,000	$3,495,000

DESCRIPTION OF THE DEBENTURES

        We will issue the Debentures under an indenture, to be dated as of December   , 2005 between us and U.S. Bank National Association, as trustee.

        The following description is a summary of the material provisions of the Debentures and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Debentures and the indenture including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or the Debentures are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, define each holder’s rights as a holder of the Debentures. A copy of the indenture has been filed with the SEC.

        As used in this “Description of the Debentures” section, references to “St. Jude Medical,” the “company,” “we,” “us” and “our” refer only to St. Jude Medical, Inc., and do not include its subsidiaries.

General

        The Debentures will mature on December 15, 2035 unless earlier converted, redeemed or repurchased. Each holder has the option, subject to certain qualifications and the satisfaction of certain conditions and during the periods described below, to convert its Debentures into cash and shares, if any, of our common stock at an initial conversion rate of        shares of common stock per $1,000 principal amount of Debentures. This is equivalent to an initial conversion price of approximately $     per share of common stock. The conversion rate is subject to adjustment if certain events occur as described below under “— Conversion Procedures — Conversion Rate Adjustments.” On a surrender of a holder’s Debentures for conversion, we will deliver cash equal to the lesser of the aggregate principal amount of the Debentures to be converted and our total conversion obligation. We will deliver shares of our common stock in respect of the remainder, if any, of our conversion obligation, as described below under “— Conversion Procedures — Payment upon Conversion.” If we deliver shares of common stock upon conversion of a Debenture, a holder will not receive fractional shares but a cash payment to account for any such fractional share as described below. Except as described under “— Interest,” a holder will not receive any cash payment for interest (or contingent interest, if any) accrued and unpaid to the conversion date.

        We may redeem the Debentures at our option in whole or in part beginning on December 15, 2006 upon the terms set forth under “— Optional Redemption by St. Jude Medical.”

        The Debentures will be subject to repurchase by us at your option on December 15, 2006, 2008, 2010, 2015, 2020, 2025 and 2030 or upon a fundamental change in us, on the terms and at the repurchase prices set forth below under “— Repurchase of Debentures by St. Jude Medical at Option of Holder” and “— Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change,” respectively.

        If any interest payment date, maturity date, redemption date, repurchase date or settlement date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, then the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date, repurchase date or settlement date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

        No sinking fund is provided for the Debentures and the Debentures are not subject to defeasance.

        The Debentures will be issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a Debenture” or “each Debenture” in this prospectus refer to $1,000 principal amount of the Debentures. The Debentures will be limited to $600 million aggregate principal amount, or $660 million aggregate principal amount if the underwriter’s over–allotment option is fully exercised.

        As used in this prospectus, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

        Any reference to “common stock” means our common stock, par value $0.10 per share.

Ranking

        The Debentures will be our unsecured and unsubordinated obligations. The Debentures will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Debentures will effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, because the Debentures are only our obligation and are not guaranteed by our subsidiaries, creditors of each of our subsidiaries, including trade creditors, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the Debentures. The Debentures, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries. At September 30, 2005, on a pro forma basis giving effect to our recent acquisition of ANS as if it had occurred on such date, we had approximately $784.5 million of debt and our subsidiaries had indebtedness and other liabilities of approximately $732.9 million.

Interest

        The Debentures will bear interest at a rate of     % per year. We will also pay contingent interest on the Debentures in the circumstances described under “— Contingent Interest.” Interest, including contingent interest, if any, shall be payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2006. Interest on a Debenture, including contingent interest, if any, will be paid to the person in whose name the Debenture is registered at the close of business on the June 1 or December 1, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day); provided, however, that accrued and unpaid interest, including contingent interest, if any, payable upon redemption or repurchase by us will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is after a record date and on or prior to the interest payment date to which that record date relates. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from December   , 2005 or from the most recent date to which interest has been paid or duly provided for.

        Upon conversion of a Debenture, a holder will not receive any cash payment of interest (including contingent interest, if any) unless, as described below, such conversion date occurs between a record date and the interest payment date to which that record date relates. If we deliver shares of common stock upon surrender of a Debenture for conversion, we will not issue fractional shares of common stock. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day immediately prior to the conversion date. Our delivery to a holder of the full amount of cash and shares of common stock, if any, as described below under “— Conversion Procedures — Payment upon Conversion,” together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the Debenture, and
•	accrued but unpaid interest (including contingent interest, if any) to but excluding the conversion date.

        As a result, accrued but unpaid interest (including contingent interest, if any) up to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a general discussion of the U.S. federal income tax treatment upon receipt of our common stock upon conversion, see “Material U.S. Federal Income Tax Considerations.”

        Notwithstanding the preceding paragraph, if Debentures are converted after the close of business on a record date but prior to the opening of business on the interest payment date to which that record date relates, holders of such Debentures at the close of business on the record date will receive the interest, including contingent interest, if any, payable on the Debentures on the corresponding interest payment date notwithstanding the conversion. Such Debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including contingent interest, if any) payable on the Debentures so converted on the next succeeding interest payment date; provided that no such payment need be made (1) if we have specified a redemption date or a repurchase date relating to a fundamental change that is after a record date and on or prior to the interest payment date to which that record date relates or (2) to the extent of any overdue interest (and any contingent interest) if any such interest exists at the time of conversion with respect to such Debenture.

Contingent Interest

        During any six-month period from June 15 to December 14 and from December 15 to June 14, beginning with the period commencing on December 15, 2006 and ending on June 14, 2007, we will pay contingent interest on the interest payment date for the applicable interest period if the average trading price (as defined below) of the Debentures during the five consecutive trading days (as defined below) immediately before the last trading day before the applicable interest period (each such trading day during the five trading day period called a “determination date”) equals or exceeds 120% of the principal amount of the Debentures.

        On any interest payment date when contingent interest is payable, the contingent interest payable per Debenture will equal 0.25% per year of the average trading price of such Debenture during the applicable five trading-day reference period.

        We will notify the holders of the Debentures on making the determination that they will be entitled to receive contingent interest with respect to any six-month interest period.

        For purposes of this section, the “trading price” of the Debentures on any determination date means the average of the secondary market bid quotations per Debenture obtained by the bid solicitation agent for $5.0 million aggregate principal amount of the Debentures at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select, provided that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and
•	only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used;

provided further if no bids are received or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Debentures, then

•	for purposes of any determination of whether contingent interest is payable or of the amount of any contingent interest, the trading price of the Debentures on any date of determination will equal (1) the applicable conversion rate of the Debentures as of the determination date multiplied by (2) the average last reported sale price (as defined below under “— Conversion Rights — Conversion upon Satisfaction of Sale Price Condition”) of our common stock on the five trading days ending on the determination date; and
•	for purposes of any determination of whether the condition to conversion of Debentures described under “— Conversion Rights — Conversion upon Satisfaction of Trading Price Condition” is satisfied, the trading price per $1,000 principal amount of Debentures will be deemed to be less than 98% of the product of the closing price of our common stock and the applicable conversion rate.

        The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent may not be an affiliate of ours.

        “Trading day” means a day during which trading in securities generally occurs on the NYSE or, if our common stock is not quoted on the NYSE, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which our common stock is listed or, if our common stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which our common stock is then traded or quoted.

Optional Redemption by St. Jude Medical

        Before December 15, 2006, the Debentures will not be redeemable at our option. On or after December 15, 2006, we may redeem the Debentures for cash in whole or in part at any time for a redemption price equal to 100% of the principal amount of the Debentures to be redeemed, plus any accrued and unpaid interest (including contingent interest, if any) up to but excluding the redemption date.

        If the redemption date occurs after a record date and on or prior to the interest payment date to which that record date relates, accrued and unpaid interest (including contingent interest, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

        We will provide not less than 30 nor more than 60 days’ notice of redemption by mail to each registered holder of Debentures to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those Debentures or portions of Debentures called for redemption.

        Once we have called the Debentures for redemption, Debentures or portions of Debentures will be convertible by the holder until the close of business on the business day before the redemption date.

        If we decide to redeem fewer than all of the outstanding Debentures, the trustee will select the Debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of a holder’s Debentures for partial redemption and the holder converts a portion of its Debentures, the converted portion will be deemed to be from the portion selected for redemption.

        We may not redeem the Debentures if we have failed to pay any interest, including contingent interest, on the Debentures when due and such failure to pay is continuing.

Conversion Rights

General

        Subject to the qualifications and the satisfaction of the conditions and during the periods described below, a holder may convert each of its Debentures prior to the close of business on the business day immediately preceding stated maturity into cash and shares of our common stock, if any, initially at a conversion rate of        shares of common stock per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately        per share of common stock based on the issue price per Debenture). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of its Debentures so long as the Debentures converted are an integral multiple of $1,000 principal amount. Upon surrender of a Debenture for conversion, we will deliver cash and shares of our common stock, if any, as described below under “— Conversion Procedures — Payment upon Conversion.”

        A holder may convert its Debentures in whole or in part only in the following circumstances, which are described in more detail below:

•	upon satisfaction of the common stock sale price condition;
•	if the trading price of the Debentures falls below a certain level;
•	once we have called the Debentures for redemption;
•	on or after December 15, 2034; or
•	upon the occurrence of specified corporate transactions.

        We will notify holders by press release and by written notice once the Debentures have become convertible upon any of the foregoing circumstances.

        If we call a holder’s Debentures for redemption, the holder may convert the Debentures only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If a holder has already delivered a repurchase election with respect to a Debenture as described under either “— Repurchase of Debentures by St. Jude Medical at Option of Holder” or “— Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change,” it may not surrender that Debenture for conversion until it has withdrawn the repurchase election in accordance with the indenture.

        If a holder converts Debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because a holder requests the shares to be issued or delivered to another person, in which case that holder will pay that tax.

Conversion upon Satisfaction of Sale Price Condition

        A holder may surrender its Debentures for conversion during any fiscal quarter of St. Jude Medical after the fiscal quarter ending December 31, 2005 (and only during such quarter) if the last reported sale price per share of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter is more than 130% of the applicable conversion price per share of our common stock on such last trading day.

        The “last reported sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by the NYSE or, if our common stock is not reported by the NYSE, in composite transactions for the principal other U.S. national or regional securities exchange on which our common stock is traded or on NASDAQ. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by NASDAQ on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion upon Satisfaction of Trading Price Condition

        A holder may surrender any of its Debentures for conversion into our common stock prior to the stated maturity during the five business days immediately following any five consecutive trading-day period in which the trading price per $1,000 principal amount of the Debentures (as determined following a request by a holder of the Debentures in accordance with the procedures described above under “— Contingent Interest”) for each day of that period was less than 98% of the product of the closing price of our common stock and the applicable conversion rate of the Debentures on each such day; provided, however, that a holder may not convert Debentures in reliance on this provision after December 15, 2030, if on any trading day during such five consecutive trading-day period the closing price of our common stock was between the applicable conversion price of the Debentures and 130% of the applicable conversion price of the Debentures.

        In connection with any conversion upon satisfaction of the above trading price condition, the conversion agent shall have no obligation to determine the trading price of the Debentures unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of Debentures would be less than 98% of the product of the closing price of our common stock and the applicable conversion rate of the Debentures. At such time, we shall instruct the trustee to determine the trading price of the Debentures beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the Debentures is greater than or equal to 98% of the product of the closing price of our common stock and the applicable conversion rate of the Debentures.

Conversion upon Notice of Redemption

        If we call any or all of the Debentures for redemption, a holder may convert any of its Debentures at any time prior to the close of business on the business day immediately prior to the redemption date.

Conversion on or After December 15, 2034

        On or after December 15, 2034, a holder may convert any of its Debentures at any time prior to the maturity date.

Conversion upon Specified Corporate Transactions

Certain Distributions

        If we elect to:

•	distribute to all or substantially all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the announcement date of the distribution; or
•	distribute to all or substantially all holders of our common stock, assets (including cash), debt securities or rights or warrants to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the announcement date for such distribution, we must notify holders of the Debentures at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise could participate in the distribution without conversion. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

Certain Corporate Transactions

        If:

•	a “change of control” occurs pursuant to clause (1) of the definition thereof set forth under “— Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change” below, or
•	a “change of control” occurs pursuant to clause (3) of the definition thereof set forth under “— Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change” below pursuant to which our common stock would be converted into cash, securities or other property, in either case, regardless of whether a holder has the right to put the Debentures as described under “— Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change,” a holder may surrender Debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction (or, if such transaction also results in holders having a right to require us to repurchase their Debentures, until the fundamental change repurchase date). We will notify holders and the trustee at the same time we publicly announce such transaction (but in no event less than 15 days prior to the anticipated effective date of such transaction).

        If a holder elects to convert its Debentures during the period specified above and on or prior to December 15, 2006 and 10% or more of the consideration for the common stock in the corporate transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or NASDAQ, we will increase the conversion rate by the additional shares as described below under “— Conversion Procedures — Make Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the Debentures are convertible into shares of the acquiring or surviving entity.

        If a transaction described above occurs, a holder can, subject to certain conditions, require us to repurchase all or a portion of its Debentures as described under “— Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change.”

Conversion Procedures

        To convert a Debenture, a holder must do each of the following:

•	complete and manually sign the conversion notice on the back of the Debenture, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;
•	surrender the Debenture to the conversion agent;
•	if required, furnish appropriate endorsements and transfer documents;
•	if required, pay all transfer or similar taxes; and
•	if required, pay funds equal to interest, including contingent interest, if any, payable on the next interest payment date.

        If a holder’s interest is a beneficial interest in a global Debenture, to convert a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global Debenture.

        The date a holder complies with these requirements is the “conversion date” under the indenture. Settlement of our obligation to deliver cash and shares of common stock (if any) with respect to a conversion will occur in the manner and on the dates described under “— Payment upon Conversion” below.

        The conversion agent will initially be the trustee. The conversion agent will, on a holder’s behalf, convert the Debentures into cash and shares of common stock, if any. A holder may obtain copies of the required form of the conversion notice from the conversion agent. Payments of cash and, if shares of common stock are to be delivered, a stock certificate or certificates will be delivered to the holder, or a book-entry transfer through DTC will be made, by the conversion agent for the amount of cash and number of shares of common stock as set forth below under “— Payment upon Conversion.”

Payment upon Conversion

        In connection with any conversion, we will satisfy our obligation to convert the Debentures (the conversion obligation) by delivering to holders in respect of each $1,000 aggregate principal amount of Debentures being converted a “settlement amount” consisting of:

(1)	cash equal to the lesser of $1,000 and the conversion value, and
(2)	if the conversion value exceeds $1,000, a number of shares of common stock (the net shares) equal to (A) the difference between (x) the conversion value and (y) $1,000, divided by (B) the twenty day average closing stock price (as defined below).

        We will not issue fractional shares of common stock on conversion of the Debentures. Instead, we will pay the cash value of such fractional shares based on the last reported sale price of our common stock on the trading day immediately before the conversion date. On conversion of a Debenture, a holder will not receive any cash payment of interest (including contingent interest, if any) unless such conversion date occurs between a record date and the interest payment date to which that record date relates. We will deliver the settlement amount on the third business day following the date the settlement amount is determined.

        The “conversion value” means the product of (1) the conversion rate in effect (plus any additional shares as described under “— Conversion Rights — Make Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control”), and (2) the average of the last reported sale prices (as defined above under “— Conversion upon Satisfaction of Sale Price Condition”) of our common stock for the trading days during the cash settlement period (the twenty day average closing stock price).

        The “cash settlement period” with respect to any Debentures means the 20 consecutive trading days beginning on the second trading day after the conversion date for those Debentures.

        If a holder tenders Debentures for conversion and the conversion value is being determined at a time when the Debentures are convertible into other property in addition to or in lieu of our common stock, the conversion value of each Debenture will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate would have owned or been entitled to receive in such transaction and the value thereof during the cash settlement period. Settlement of Debentures tendered for conversion after the effective date of any transaction giving rise to such change in conversion consideration will be as set forth above.

Conversion Rate Adjustments

        The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

        (1)  the payment to all or substantially all holders of common stock of dividends or other distributions payable in shares of our common stock;

        (2)  subdivisions, splits and combinations of our common stock, in which event the conversion rate shall be proportionately increased or decreased;

        (3)  the issuance to all or substantially all holders of our common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 60 days from the date of issuance of the rights, warrants or options, to subscribe for or purchase common stock at less than the current market price thereof; provided that the applicable conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration; or

        (4)  distributions to all or substantially all holders of our common stock, of shares of capital stock, evidences of indebtedness or other assets, including securities (but excluding rights or warrants listed in (3) above, dividends or distributions listed in (1) above and distributions consisting exclusively of cash), in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the current market price of our common stock on the record date fixed for the distribution; and
•	the denominator of which will be the current market price of our common stock on the record date fixed for the distribution minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of common stock.

If we distribute to holders of our common stock capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average of the last reported sale price of those securities (where such last reported sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the “ex-dividend date” for such distribution on the NYSE or such other national or regional exchange or market on which the securities are then listed or quoted.

        (5)  distributions of cash to all or substantially all holders of our common stock (excluding any dividend or distribution in connection with our liquidation, dissolution or winding-up), in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the current market price of our common stock on the record date fixed for the distribution; and
•	the denominator of which will be (i) the current market price of our common stock on the record date fixed for the distribution minus (ii) the amount per share of such dividend or distribution.

        (6)  we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (ii) the product of the number of shares of our common stock outstanding less any such purchased shares and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer; and
•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

        (7)  someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer, in which event the applicable conversion rate will be increased by multiplying such conversion rate by a fraction,

•	the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable to our stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchange and not withdrawn as of the expiration of the offer and (ii) the product of the number of shares of our common stock outstanding less any such purchased shares and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer; and
•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day following the expiration of the tender or exchange offer.

        The adjustment referred to in this clause (7) will be made only if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding; and
•	the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.
•	However, the adjustment referred to in this clause (7) will not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

        In addition to these adjustments, we may in our sole discretion increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law and NYSE listing requirements, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes that determination, it will be conclusive. We will give holders of Debentures at least 15 days’ prior notice of such an increase in the conversion rate. For a general discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate of the Debentures, see “Material U.S. Federal Income Tax Considerations — Tax Consequences to U.S. Holders — Constructive Dividends.”

        “Current market price” of our common stock on any day means the average of the last reported sale price of our common stock (as defined above under “— Conversion Rights — Conversion upon Satisfaction of Sale Price Condition”) for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation, subject to adjustment by our board of directors if the related transaction occurs during such 10-day period.

        To the extent that we have a rights plan in effect upon any conversion of the Debentures into common stock, a holder will receive, in addition to the common stock, the rights under the rights plan, unless, prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as described in clause (4) above. A further adjustment will occur as described in clause (4) above, if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        In the event of:

•	any reclassification of our common stock;
•	a consolidation, merger, binding share exchange or combination involving us; or
•	a sale or conveyance to another person or entity of all or substantially all of our property or assets;

in each case, in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion by a holder of its Debentures it will be entitled to receive the same type of consideration that it would have been entitled to receive had it owned a number of shares of our common stock equal to the conversion rate immediately prior to any of these events multiplied by the principal amount of the Debentures converted. The amounts received in settlement of our conversion obligation will be computed as set forth under “— Payment upon Conversion” above and will be determined based on the kind and amount of shares of stock, securities or other property (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate would have owned or been entitled to receive in such transaction, which we refer to as the “exchange property”. For purposes of the foregoing, in the event holders of our common stock have the opportunity to elect the form of consideration to be received in any such transaction, we will make adequate provision whereby the holders of the Debentures shall have a reasonable opportunity to determine the form of consideration into which all of the Debentures, treated as a single class, shall be convertible from and after the effective date of such transaction (subject to our ability to settle the conversion obligation in cash, as set forth under “— Payment upon Conversion”). Any such determination shall be subject to any limitations to which all of the holders of the common stock are subject, such as pro-rata reductions applicable to any portion of the consideration to be paid. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

However, if the transaction described above also constitutes a public acquirer change of control (as defined below), then we may in certain circumstances elect to change the conversion right in the manner described under “— Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control” in lieu of changing the conversion right in the manner described in this paragraph.

        The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;
•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;
•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Debentures were first issued;
•	for a change in the par value of the common stock; or
•	for accrued and unpaid interest, including contingent interest, if any.

        Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control

        If the effective date or anticipated effective date of certain corporate transactions as described under “— Conversion upon Specified Corporate Transactions — Certain Corporate Transactions” occurs on or prior to December 15, 2006 and 10% or more of the consideration for our common stock in the corporate transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or NASDAQ, we will increase the conversion rate for the Debentures surrendered for conversion by a number of additional shares (the additional shares) as described below. We will notify holders at least 15 days before the anticipated effective date of such corporate transaction and whether we elect to increase the conversion rate as described below or to modify the conversion obligation as described below.

        The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the effective date) and the price (the stock price) paid per share of our common stock in the corporate transaction. If holders of our common stock receive only cash in the corporate transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices (as defined under “— Conversion Rights — Conversion upon Satisfaction of Sale Price Condition” above) of our common stock on the five trading days immediately prior to but not including the effective date of the corporate transaction.

        The additional shares will be delivered to holders who elect to convert their Debentures on the later of (1) the fifth business day following the effective date and (2) the third business day following the final day of the cash settlement averaging period.

        The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the Debentures is adjusted, as described above under “— Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

        The following table sets forth the stock price, effective date and number of additional shares per $1,000 principal amount of Debentures to be determined by reference to the stock price and effective date of the transaction:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$	$

        Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed            per $1,000 principal amount of Debentures subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

        The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.
•	If the stock price is in excess of $ per share (subject to adjustment), no additional shares will be added to the conversion rate.
•	If the stock price is less than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.

        Our obligation to adjust the conversion rate in connection with specified corporate transactions could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

        Notwithstanding the foregoing, if a holder converts its Debentures in connection with a corporate transaction for which the conversion rate would be increased by a number of additional shares as described above, in the case of a public acquirer change of control (as defined below), we may, at our option and in lieu of increasing the conversion rate by such number of additional shares, adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the Debentures will be entitled to convert their Debentures (subject to the satisfaction of the conditions to conversion described under “— Conversion Rights” above and the settlement procedures described under “— Conversion Procedures — Payment upon Conversion”) into a number of shares of public acquirer common stock (as defined below).

        The conversion rate following the effective date of such transaction will be a number of shares of such public acquirer common stock equal to the product of:

•	the conversion rate in effect immediately prior to the effective date of such transaction, times
•	the average of the quotients obtained, for each trading day in the 10 consecutive trading day period ending on the trading day immediately preceding the effective date of such public acquirer change of control (the valuation period), of:

        (i)  the “acquisition value” (as defined below) of our common stock on each such trading day in the valuation period, divided by

        (ii)  the last reported sale price (as defined under “— Conversion Rights — Conversion upon Satisfaction of Sale Price Condition”) of the public acquirer common stock on each such trading day in the valuation period.

        The “acquisition value” of our common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our common stock in connection with such public acquirer change of control, as follows:

•	for any cash, 100% of the face amount of such cash;
•	for any public acquirer common stock, 100% of the last reported sale price of such common stock on such trading day; and
•	for any other securities, assets or property, 102% of the fair market value of such security, asset or property on such trading day, as determined by three independent nationally recognized investment banks selected by us for this purpose.

        A “public acquirer change of control” means any event constituting a corporate transaction as described under “— Conversion Rights — Conversion upon Specified Corporate Transactions — Certain Corporate Transactions” that would otherwise obligate us to increase the conversion rate as described above under “— Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control” and the acquirer, the person formed by or surviving the merger or consolidation or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s or person’s capital stock that are entitled to vote generally in the election of directors has a class of common stock traded on a U.S. national securities exchange or quoted on NASDAQ or which will be so traded or quoted when issued or exchanged in connection with such transaction; provided that if there is more than one of such entity, the relevant entity will be such entity with the most direct beneficial ownership to such acquirer’s or person’s capital stock. We refer to such acquirer’s, person’s or other entity’s class of common stock traded on a U.S. national securities exchange or quoted on NASDAQ or which will be so traded or quoted when issued or exchange in connection with such transaction as the “public acquirer common stock.”

        On a public acquirer change of control, if we so elect, holders may convert their Debentures (subject to the satisfaction of the conditions to conversion described under “— Conversion Rights” above) at the adjusted conversion rate described in the third preceding paragraph but will not be entitled to the increased conversion rate described under “— Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control” above. We are required to notify holders of our election in our notice to holders of such transaction. As described under “— Conversion Rights — Conversion upon Specified Corporate Transactions,” holders may convert their Debentures upon a public acquirer change of control during the period specified therein. In addition, a holder can also, subject to certain conditions, require us to repurchase all or a portion of its Debentures as described under “— Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change.”

        We may only make such election if such public acquirer is a corporation organized under the laws of the United States, any State thereof or the District of Columbia and if we and such public acquirer execute a supplemental indenture whereby the public acquirer agrees to comply with our obligations under the Debentures with respect to such public acquirer and any securities of such public acquirer that may be issuable upon conversion of the Debentures.

Repurchase of Debentures by St. Jude Medical at Option of Holder

        On December 15, 2006, December 15, 2008, December 15, 2010, December 15, 2015, December 15, 2020, December 15, 2025 and December 15, 2030 (each, a “repurchase date”), any holder may require us to repurchase for cash any outstanding Debentures for which that holder has properly delivered and not withdrawn a written repurchase notice. The repurchase price will equal 100% of the principal amount of the Debentures to be repurchased plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the repurchase date. If the repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the repurchase price.

        Within 20 business days before any repurchase date, we are required to give notice to each holder and the trustee of the repurchase date and of each holder’s repurchase rights and the procedures that each holder must follow in order to require us to repurchase its Debentures as described below.

        A holder may submit a repurchase notice to the paying agent (which will initially be the trustee) at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date.

        Any repurchase notice given by a holder electing to require us to repurchase Debentures shall be given so as to be received by the paying agent no later than the close of business on the repurchase date and must state:

•	if definitive Debentures have been issued, the certificate numbers of the holders’ Debentures to be delivered for repurchase (or, if the Debentures are not issued in definitive form, the notice of repurchase must comply with appropriate DTC procedures);
•	the portion of the principal amount of Debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and
•	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures and the indenture.

        A holder may withdraw its repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

•	the principal amount of Debentures being withdrawn;
•	if definitive Debentures have been issued, the certificate numbers of the Debentures being withdrawn (or, if the Debentures are not issued in definitive form, the notice of withdrawal must comply with appropriate DTC procedures); and
•	the principal amount of the Debentures, if any, that remain subject to the repurchase notice.

        In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, which may then be applicable; and
•	file Schedule TO or any other required schedule under the Exchange Act.

        Our obligation to pay the repurchase price for Debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder effecting book-entry transfer of the Debentures or delivering definitive Debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the Debentures to be paid promptly following the later of the business day following the repurchase date and the time of book-entry transfer or delivery of definitive Debentures, together with such endorsements.

        If the paying agent holds money sufficient to pay the repurchase price of the Debentures for which a repurchase notice has been delivered and not validly withdrawn in accordance with the terms of the indenture, then, immediately after the repurchase date, the Debentures will cease to be outstanding and interest on the Debentures will cease to accrue, whether or not the Debentures are transferred by book entry or delivered to the paying agent. Thereafter, all of the holder’s other rights shall terminate, other than the right to receive the repurchase price upon book-entry transfer of the Debentures or delivery of the Debentures. Our ability to repurchase Debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, through the terms of our then existing borrowing arrangements or otherwise.

Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change

        If a fundamental change, as defined below, occurs, each holder will have the right on the fundamental change repurchase date to require us to repurchase for cash all of its Debentures not previously called for redemption, or any portion of those Debentures that is equal to $1,000 in principal amount or integral multiples thereof, at a fundamental change repurchase price equal to 100% of the principal amount of the Debentures plus any accrued and unpaid interest, including contingent interest, if any, on the Debentures to but not including the fundamental change repurchase date. If the fundamental change repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the repurchase price.

        Within 15 days after the occurrence of a fundamental change, we are required to give notice to each holder and the trustee of such occurrence and of each holder’s resulting repurchase right and the procedures that each holder must follow to require us to repurchase its Debentures as described below. The fundamental change repurchase date specified by us will be 20 business days after the date on which we give this notice.

        The fundamental change repurchase notice given by a holder electing to require us to repurchase its Debentures shall be given so as to be received by the paying agent no later than the close of business on the fundamental change repurchase date and must state:

•	if certificated Debentures have been issued, the certificate numbers of the holder’s Debentures to be delivered for repurchase (or, if the Debentures are not issued in certificated form, the fundamental change repurchase notice must comply with appropriate DTC procedures);
•	the portion of the principal amount of Debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and
•	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the indenture.

A holder may withdraw its fundamental change repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount at maturity of Debentures being withdrawn;
•	if certificated Debentures have been issued, the certificate numbers of the Debentures being withdrawn (or, if the Debentures are not issued in certificated form, the notice of withdrawal must comply with appropriate DTC procedures); and
•	the principal amount of the Debentures, if any, that remain subject to the fundamental change repurchase notice.

        A “fundamental change” will be deemed to have occurred upon a change of control of St. Jude Medical or a termination of trading of our common stock.

        A “change of control” will be deemed to have occurred at such time after the original issuance of the Debentures when any of the following has occurred:

        (1)  a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act files a Schedule 13D or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors; or

        (2)  the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

        (3)  a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•	any transaction:
(i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and
(ii) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such issuance; or
•	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation; or

•	any consolidation, merger, conveyance, transfer, sale, lease or other disposition with or into any of our subsidiaries, so long as such merger, consolidation, conveyance, transfer, sale, lease or other disposition is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with, or conveying, transferring, selling, leasing or disposing all or substantially all our properties and assets to, any other person.

        A “continuing director” means a director who either was a member of our board of directors on the date the Debentures are first issued or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

        The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

        The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, a holder’s ability to require us to repurchase its Debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all our properties and assets may be uncertain.

        Notwithstanding the foregoing, a holder will not have the right to require us to repurchase its Debentures on a change of control describe in clause (3) above if more than 90% of the consideration in the transaction or transactions consists of shares of common stock traded or to be traded immediately following a change of control on a U.S. national securities exchange or NASDAQ, and, as a result of the transaction or transactions, the Debentures become convertible into that common stock (and any rights attached thereto).

        A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the Debentures are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on NASDAQ.

        Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Debentures. We will comply with this rule and file Schedule TO (or any similar schedule) under the Exchange Act to the extent required at that time.

        If the paying agent holds money sufficient to pay the fundamental change repurchase price of the Debentures which holders have elected to require us to repurchase on the business day following the fundamental change repurchase date in accordance with the terms of the indenture, then, immediately after the fundamental change repurchase date, those Debentures will cease to be outstanding and interest, including contingent interest, if any, on the Debentures will cease to accrue, whether or not the Debentures are transferred by book entry or delivered to the paying agent. Thereafter, all other rights of the holders shall terminate, other than the right to receive the fundamental change repurchase price upon book-entry transfer of the Debentures or delivery of the Debentures.

        The term “fundamental change” is limited to specified transactions and does not include other events that might adversely affect our financial condition or business operations. The foregoing provisions would not necessarily protect holders of the Debentures if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the Debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

        Our ability to repurchase Debentures for cash on the occurrence of a fundamental change is subject to important limitations. Our ability to repurchase the Debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise.

        The fundamental change purchase feature of the Debentures may in certain circumstances make it more difficult or discourage a takeover of our company. The fundamental change purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;
•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or
•	by our management to adopt a series of anti-takeover provisions.

        Instead, the fundamental change repurchase feature is a term frequently contained in securities similar to the Debentures.

Consolidation, Merger and Sale of Assets

        The indenture provides that we may not consolidate with or merge with or into any person, or convey, transfer, or lease all or substantially all of our assets, unless the following conditions have been satisfied:

        (a)  Either

        (i)  we are the continuing person in the case of a merger, or

        (ii)  the successor corporation will be a corporation organized and existing under the laws of the United States, any State, or the District of Columbia and the successor corporation (if not us) shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the Debentures and the indenture;

        (b)  Immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the successor corporation or any of our subsidiaries as a result of the transaction as having been incurred by the successor corporation or a subsidiary at the time of the transaction), no default or event of default would occur or be continuing; and

        (c)  We have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and any such supplemental indenture comply with the indenture.

Events of Default; Notice and Waiver

        The following will constitute defaults under the indenture, subject to any additional limitations and qualifications included in the indenture:

•	a default in the payment of principal of the Debentures when due at maturity, upon redemption, upon repurchase or otherwise;
•	a default in the payment of any interest, including contingent interest, if any, on the Debentures when due and such failure continues for a period of 30 days past the applicable due date;
•	we fail to provide notice of the occurrence of a fundamental change as required by the indenture;
•	a default in our obligation to deliver the settlement amount upon conversion of the Debentures, together with cash in respect of any fractional shares, upon conversion of any Debentures and such default continues for a period of 5 days or more;
•	we fail to comply with our obligation to repurchase the Debentures at the option of a holder upon a fundamental change as required by the indenture or on any other repurchase date;
•	a default in our obligation to redeem the Debentures after we have exercised our option to redeem;
•	we fail to perform or observe any of our other covenants or warranties in the indenture or in the Debentures for 60 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% in principal amount of the outstanding Debentures has been received by us; and
•	certain events involving bankruptcy, insolvency or reorganization by us or one of our significant subsidiaries (as defined in Regulation S-X 1.02(w)(1) or (2)).

        The foregoing will constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        If a default under the indenture occurs and is continuing and is known to the trustee, the trustee must, except as set out below, mail to each holder of the Debentures notice of the default within 90 days of the occurrence of the default, or, if later, within 15 days after it is known to the trustee. The trustee may withhold notice to the holders of the Debentures of a default, except defaults in non-payment of principal or interest (including contingent interest, if any) on the Debentures. However, the trustee must consider it to be in the interest of the holders of the Debentures to withhold this notice.

        If an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of us) occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding Debentures may declare the principal and accrued and unpaid interest, including contingent interest, if any, on the outstanding Debentures to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us, the principal and accrued and unpaid interest, including contingent interest, if any, on the Debentures will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in principal amount of the outstanding Debentures may rescind such acceleration with respect to the Debentures and, as is discussed below, waive these past defaults.

        The holders of a majority in principal amount of outstanding Debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the Debentures or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The holders of a majority in principal amount of outstanding Debentures may waive any past defaults under the indenture, except a default due to the non-payment of principal or interest, including contingent interest, if any, a failure to provide notice of a fundamental change to the trustee and each holder when required pursuant to the indenture, a failure to convert any Debentures when required pursuant to the terms of the Indenture, a default arising from our failure to redeem or repurchase any Debentures when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

        No holder of the Debentures may pursue any remedy under the indenture, except in the case of a default due to the non-payment of principal or interest, including contingent interest, if any, on the Debentures, unless:

•	the holder has given the trustee written notice of a default;
•	the holders of at least 25% in principal amount of outstanding Debentures make a written request to the trustee to pursue the remedy;
•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding Debentures; and
•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

        The indenture requires us (i) every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any default, and (ii) to deliver to the trustee prompt notice of any default.

        A default in the payment of the Debentures, or a default with respect to the Debentures that causes them to be accelerated, may give rise to a cross-default under our existing and future borrowing arrangements.

Legal Defeasance and Covenant Defeasance

        The Debentures will not be subject to any defeasance provisions under the indenture.

Amendment and Modification

        The consent of the holders of a majority in principal amount of the outstanding Debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding Debenture affected by such modification or amendment if it would:

•	reduce the principal amount of or change the stated maturity of any Debenture;

•	alter the manner of calculation of, reduce the rate of accrual for, or extend the time for payment of interest, including contingent interest, if any, on any Debenture;
•	reduce any amount payable upon redemption or repurchase of any Debenture (including upon the occurrence of a fundamental change) or change the time at which or circumstances under which the Debentures may or shall be redeemed or repurchased;
•	impair the right of a holder to institute suit for payment on or conversion of any Debenture;
•	change the currency in which any Debenture is payable;
•	impair the right of a holder to convert any Debenture or reduce the settlement amount receivable upon conversion;
•	modify the redemption provisions of the indenture in a manner adverse to the holders;
•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;
•	subject to specified exceptions, amend or modify certain of the provisions of the indenture relating to amendment or modification or waiver of provisions of the indenture or reduce the percentage of the aggregate principal amount of outstanding Debentures necessary to amend, modify or supplement the indenture or the Debentures or waive an event of default; or
•	reduce the percentage of Debentures required for consent to any amendment or modification of the indenture.

        We and the trustee may modify certain provisions of the indenture without the consent of the holders of the Debentures, including to:

•	add guarantees with respect to the Debentures or secure the Debentures;
•	remove guarantees as provided in the indenture;
•	evidence the assumption of our obligations by a successor person (and the public acquirer, as applicable) under the provisions of the indenture relating to consolidations, mergers and sales of assets;
•	surrender any of our rights or powers under the indenture;
•	add covenants or events of default for the benefit of the holders of Debentures;
•	cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not materially adversely affect the interests of holders;
•	modify or amend the indenture to permit the qualification of the indenture under the Trust Indenture Act of 1939 as then in effect;
•	establish the forms or terms of the Debentures;
•	evidence the acceptance of appointment by a successor trustee;
•	provide for uncertificated Debentures in addition to or in place of certificated Debentures; provided, however, that the uncertificated Debentures are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, or in a manner such that the uncertificated Debentures are described in Section 163(f)(2)(B) of the Internal Revenue Code of 1986;
•	conform, as necessary, the indenture and the form or terms of the Debentures, to the “Description of the Debentures” as set forth in this prospectus; and
•	make other changes to the indenture or forms or terms of the Debentures, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the Debentures.

Calculations in Respect of Debentures

        We will be responsible for making all calculations called for under the Debentures, unless otherwise set forth above. These calculations include, but are not limited to, determinations of the market prices of our common stock, the amount of accrued interest (including contingent interest, if any) payable on the Debentures and the conversion rate of the Debentures. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of Debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Debentures upon the request of that holder.

Trustee, Paying Agent and Conversion Agent

        We have appointed U.S. Bank National Association as the trustee under the indenture, as paying agent, conversion agent, Debenture registrar and custodian for the Debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Notices

        Except as otherwise described herein, notices to registered holders of the Debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Governing Law

        The Debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

        The Debentures will be issued:

•	in fully registered form;
•	without interest coupons; and
•	in denominations of $1,000 principal amount and integral multiples of $1,000. Holders may present Debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the corporate trust office of the trustee in The City of New York.

Payment and Paying Agent

        We will maintain an office or agent where we will pay the principal on the Debentures and a holder may present the Debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest on any Debentures represented by the registered certificated securities referred to below by check mailed to a holder’s address as it appears in the Debenture register, provided that if a holder has an aggregate principal amount in excess of $2.0 million, it will be paid, at such holder’s written election, by wire transfer in immediately available funds.

        Payments on the Debentures represented by the global Debenture referred to below will be made to The Depository Trust Company, New York, New York, which is referred to herein as DTC, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds.

Book-Entry Delivery and Settlement

        DTC will act as securities depository for the Debentures. The Debentures will be represented by one or more registered global Debentures in book-entry form (referred to as the registered global Debenture) registered in the name of Cede & Co. (the nominee of DTC), or such other name as may be requested by an authorized representative of DTC. Accordingly, beneficial interests in the Debentures will be shown on, and transfers of the Debentures will be effected only through, records maintained by DTC and its participants. Except in the limited circumstances described in the indenture, owners of beneficial interests in the registered global Debenture representing the Debentures will not be entitled to receive Debentures in definitive form and will not be considered holders of Debentures under the indenture.

        DTC has advised us and the underwriter as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
•	DTC holds securities that its participants (referred to as direct participants) deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.
•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and certain other organizations.
•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC in turn is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the NYSE, the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.
•	Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (referred to as indirect participants).
•	The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

        Purchases of Debentures under DTC’s system must be made by or through direct participants, which will receive a credit for such Debentures on DTC’s records. The ownership interest of each actual purchaser of Debentures represented by the registered global Debenture (referred to as the beneficial owner) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the registered global Debenture representing the Debentures are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive Debentures in definitive form, except in the event that use of the book-entry system for such Debentures is discontinued or upon the occurrence of certain other events described in this prospectus.

        To facilitate subsequent transfers, the registered global Debenture representing Debentures that are deposited by direct participants are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the registered global Debenture with DTC and its registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the registered global Debenture representing the Debentures; DTC’s records reflect only the identity of the direct participants to whose accounts such Debentures are credited, which may or may not be the beneficial owners. The direct or indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Debentures represented by the registered global Debenture to those persons may be limited. In addition, because DTC can act only on behalf of its direct participants, who in turn act on behalf of persons who hold interests through direct participants, the ability of a person having an interest in Debentures represented by the registered global Debenture to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. (or any other DTC nominee) will consent or vote with respect to the registered global Debenture representing the Debentures unless authorized by a direct participant in accordance with

DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy (referred to as an omnibus proxy) to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Debentures are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

        Principal, premium, if any, and interest payments on the registered global Debenture representing the Debentures will be made to Cede & Co., or such nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those direct and indirect participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee) is the responsibility of St. Jude Medical or the trustee, disbursement of those payments to direct participants is the responsibility of DTC, and disbursement of those payments to the beneficial owners is the responsibility of the direct and indirect participants. Neither we nor the trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the Debentures by DTC or the direct or indirect participants or for maintaining or reviewing any records of DTC or the direct or indirect participants relating to ownership interests in the Debentures or the disbursement of payments in respect of the Debentures.

        Debentures represented by the registered global Debenture will be exchangeable for Debentures in definitive form with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.

        The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Same-Day Funds Settlement System and Payment

        We will make all payments of principal and interest in immediately available funds.

        Secondary trading in long-term notes of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Debentures will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

DESCRIPTION OF CAPITAL STOCK

General

        This section summarizes the general terms of our capital stock. The following description is only a summary and does not purport to be complete and is qualified by reference to our restated articles of incorporation and amended and restated bylaws. Our restated articles of incorporation and amended and restated bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.

Authorized Capital Stock

        Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.10 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. As of November 30, 2005, there were approximately 366,532,000 shares of our common stock outstanding, approximately 42,573,000 shares of our common stock reserved to be issued upon exercise of outstanding options and no shares of our preferred stock outstanding. However, 1,100,000 shares of our preferred stock have been designated as Series B Junior Preferred Stock (Series B Preferred Stock), which are issuable upon the exercise of the preferred stock purchase rights described below under “—Shareholder Rights Plan.”

Common Stock

        The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Our board of directors is classified into three classes of approximately equal size, one of which is elected each year. Accordingly, holders of a majority of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of all debts and other liabilities, and subject to the prior rights, if any, of any holders of preferred stock then outstanding. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and any shares of our common stock issued upon conversion of the Debentures will be, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue. We currently do not pay cash dividends on our common stock. We presently intend to retain earnings for use in the operations and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

Preferred Stock

        Preferred Stock may be issued by our board of directors from time to time in one or more series, and our board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock. The purpose of authorizing our board of directors to determine such rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of St. Jude Medical because the issuance of new shares could be used to dilute the stock ownership of such third party. See “—Shareholder Rights Plan.”

Certain Provisions of Our Articles of Incorporation and Bylaws

        Our restated articles of incorporation and our amended and restated bylaws currently contain provisions that could make the acquisition of control of our company or the removal of our existing management more difficult, including the following:

•	we do not provide for cumulative voting for our directors;
•	we have a classified board of directors with each class serving a staggered three-year term;
•	a vote of 80% of the outstanding shares of voting stock, voting together as a single class, is required to remove directors, and such directors may only be removed for cause;
•	the affirmative vote of the holders of 80% of the outstanding shares of voting stock, voting together as a single class, is required to amend provisions of our restated articles of incorporation relating to the staggered terms and the removal of directors;

•	our board of directors fixes the size of the board of directors within certain limits, may create new directorships and may appoint new directors to serve for the full term of the class of directors in which the new directorship was created. The board of directors (or its remaining members, even though less than a quorum) also may fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred;
•	our board of directors retains the power to designate series of preferred stock and to determine the powers, rights, preferences, qualifications and limitations of each series;
•	all shareholder actions must be taken at a regular or special meeting of the shareholders and cannot be taken by written consent without a meeting; and
•	our restated articles of incorporation contain “fair price” provisions which require the affirmative vote of 75% of the voting power of the outstanding shares of voting stock, voting together as a single class, to approve certain business combinations involving St. Jude Medical and a related shareholder (including mergers, consolidations and sales of a substantial part of our assets) unless specified price criteria and procedural requirements are met or unless the transaction is approved by a majority of the continuing directors as provided therein. The affirmative vote of the holders of 80% of the outstanding shares of voting stock, voting together as a single class, is required to amend provisions of our restated articles of incorporation relating to the “fair price” provisions.

Business Combinations and Control Share Acquisitions

        We are governed by the provisions of Sections 671, 673 and 675 of the Minnesota Business Corporation Act. These provisions may have an effect of delaying, deferring or preventing an unsolicited takeover of St. Jude Medical and deprive our shareholders of an opportunity to sell their shares at a premium over the market price. The following description of certain provisions of the Minnesota Business Corporation Act is only a summary and does not purport to be complete and is qualified in its entirety by reference to the Minnesota Business Corporation Act.

        In general, Section 671 of the Minnesota Business Corporation Act provides that a corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.

        In general, Section 673 of the Minnesota Business Corporation Act prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless either the business combination or the acquisition by which such person becomes an interested shareholder is approved in a prescribed manner before the person became an interested shareholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s outstanding voting stock. Section 673 does not apply if a committee of our board of directors consisting of all of our disinterested directors (excluding our current and former officers and employees) approves the proposed transaction or the interested shareholder’s acquisition of shares before the share acquisition date or on the share acquisition date but before the interested shareholder becomes an interested shareholder.

        If a takeover offer is made for our stock, Section 675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the takeover offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier takeover offer. A “takeover offer” is a tender offer which results in an offeror who owned ten percent or less of a class of our shares acquiring more than ten percent of that class, or which results in the offeror increasing its beneficial ownership of a class of our shares by more than ten percent of the class, if the offeror owned ten percent or more of the class before the takeover offer. Section 675 does not apply if a committee of our board of directors approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer. The committee must consist solely of directors who were directors or nominees for our board of directors at the time of the first public announcement of the takeover offer, and who are not our current or former officers and employees, offerors, affiliates or associates of the offeror or nominees for our board of directors by the offeror or an affiliate or associate of the offeror.

Shareholder Rights Plan

        Under a shareholder rights plan adopted by our board of directors on July 16, 1997, all shareholders receive along with each share of common stock owned a preferred stock purchase right (the rights) entitling them to purchase from St. Jude Medical one one-hundredth of a share of Series B Junior Preferred Stock (the Series B Preferred Stock) at an exercise price of $200 per 1/100 of a share, subject to certain adjustments, once these rights become exercisable. The description and terms of the rights are set forth in a Rights Agreement between St. Jude Medical and American Stock Transfer and Trust Company, as Rights Agent, dated as of July 16, 1997, and amended as of December 20, 2002 (as amended, the Rights Agreement).

        The rights are not exercisable or transferable apart from our common stock until the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired beneficial ownership of 15% or more of our outstanding voting stock and (ii) the tenth business day after the date of the commencement or announcement of a person’s or group’s intention to commence a tender or exchange offer the consummation of which would result in the ownership of 15% or more of our outstanding voting stock, even if no shares are purchased pursuant to such offer. The definition of “Acquiring Person” under the Rights Agreement is subject to certain exceptions, including, among others, that FMR Corp., together with its affiliates, will not be considered an Acquiring Person so long as FMR Corp., together with its affiliates, is the beneficial owner of less than 20% of our voting stock then outstanding.

        The Series B Preferred Stock is non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, is subordinate to any other series of our preferred stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series B Preferred Stock will be entitled to receive 100 times the amount received per share of common stock.

        In the event that, after the time that a person becomes an Acquiring Person, we are acquired in a merger or other business combination (in which any shares of our common stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of St. Jude Medical and its subsidiaries are sold or transferred in one or a series of related transactions, each exercisable right entitles the holder to receive common stock of the acquiring company having a market value of two times the exercise price of that right. In addition, subject to certain exceptions, if a person or group becomes the beneficial owner of 15% or more (20% or more in the case of FMR Corp.) of our voting stock, each holder of a right other than the Acquiring Person will be entitled to receive Series B Preferred Stock having a market value equal to two times the exercise price of that right. The Rights Agreement also grants our board of directors the option, after any person or group acquires beneficial ownership of 15% or more (20% or more in the case of FMR Corp.) of the voting stock but before there has been an acquisition at the 50% level, to exchange one share of common stock for each right.

        We may redeem the rights for $0.01 per right at any time on or prior to the tenth day after the time that a person has become an Acquiring Person. If we redeem any of the rights, we must redeem all of the rights. For as long as the rights are redeemable, we may, except with respect to the redemption price or date of expiration of the rights, amend the rights in any manner, including an amendment to extend the time period in which the rights may be redeemed. The rights will expire on July 15, 2007 unless earlier redeemed.

        The above description of the rights is only a summary and does not purport to be complete. You must look at the Rights Agreement for a full understanding of all of the terms of the rights. The Rights Agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.

        The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us pursuant to an offer that is not approved by our board of directors, unless the rights have been redeemed. However, the rights should not interfere with any tender offer or merger approved by our board of directors because the board may redeem the rights or approve an offer at any time prior to the close of business on the tenth day after any person or group becomes the beneficial owner of 15% or more of our outstanding voting stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Dorsey & Whitney LLP, the following are the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Debentures and our common stock into which the Debentures may be converted. This discussion only applies to holders who purchase Debentures upon their initial issuance at their “issue price” (as defined below) and who hold the Debentures as capital assets.

        This discussion does not describe all of the U.S. federal tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	dealers or certain traders in securities;
•	persons holding Debentures as part of a hedge or other integrated transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	persons subject to the alternative minimum tax;
•	certain former citizens and residents of the United States; and
•	Non-U.S. Holders (as defined below) that own, or are deemed to own, more than 5% of our common stock or that beneficially own more than 5% of the fair market value of the Debentures.

        This summary is based on the Internal Revenue Code of 1986 (the Code), as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service (IRS) with respect to the tax consequences described in this summary, and there can be no assurance that the IRS will not take contrary positions. Persons considering the purchase of Debentures are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the Debentures

        Under the indenture governing the Debentures, we and each holder of a Debenture will agree (in the absence of an administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the Debentures as debt instruments that are subject to the Treasury regulations governing contingent payment debt instruments (contingent debt regulations), as described below.

        Although we intend to treat the Debentures as indebtedness for U.S. federal income tax purposes, certain aspects of the application of the contingent debt regulations are uncertain and holders should be aware that a different treatment from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the Debentures. For example, pursuant to a different treatment, a holder may be required to accrue interest income at a higher or lower rate, may not recognize income, gain or loss upon conversion of a Debenture into common stock, and may recognize capital gain or loss upon a taxable disposition of a Debenture.

        The remainder of this discussion assumes the treatment set forth above.

Tax Consequences to U.S. Holders

        As used herein, the term “U.S. Holder” means a beneficial owner of a Debenture that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

        Interest Accruals on the Debentures

        Pursuant to the contingent debt regulations, U.S. Holders of the Debentures will be required to accrue interest income on the Debentures on a constant-yield basis, based on a comparable yield to maturity as described below, regardless of whether such U.S. Holders use the cash or accrual method of accounting for U.S. federal income tax purposes. As such, U.S. Holders generally will be required to include interest in income each year in excess of any stated interest payments actually received in that year.

        The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the Debentures that equals:

•	the product of (a) the adjusted issue price (as defined below) of the Debentures as of the beginning of the accrual period and (b) the comparable yield to maturity (as defined below) of the Debentures, adjusted for the length of the accrual period;
•	divided by the number of days in the accrual period; and
•	multiplied by the number of days during the accrual period that the U.S. Holder held the Debentures.

        The “issue price” of the Debentures is the first price at which a substantial amount of the Debentures is sold for money to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “adjusted issue price” of a Debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the Debentures.

        The term “comparable yield” as used in the contingent debt regulations means the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the Debentures. We have determined that the comparable yield for the Debentures is     %, compounded semi-annually. The precise manner of calculating the comparable yield is not entirely clear. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield determined by us.

        The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the projected payment schedule) on the Debentures. This schedule must produce a yield to maturity that equals the comparable yield to maturity. The projected payment schedule includes an estimate for a payment at maturity taking into account the conversion feature. In this regard, the fair market value of any common stock (and the amount of any cash) received by a U.S. Holder upon conversion will be treated as a contingent payment. U.S. Holders may obtain the projected payment schedule by submitting a written request for such information to us at: St. Jude Medical, Inc., Attn: Corporate Secretary, One Lillehei Plaza, St. Paul, Minnesota 55117.

        For U.S. federal income tax purposes, a U.S. Holder must use the comparable yield and projected payment schedule in determining its interest accruals and the adjustments thereto in respect of the Debentures, unless such U.S. Holder timely discloses and justifies the use of other estimates to the IRS. If a U.S. Holder determines its own comparable yield or projected payment schedule, such U.S. Holder must also establish that our comparable yield or projected payment schedule is unreasonable.

        The comparable yield and the projected payment schedule are not used for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments to interest accruals with respect of the Debentures for U.S. federal income tax purposes. The comparable yield and projected payment schedule do not constitute a projection or representation by us regarding the actual amounts that will be paid on the Debentures, or the value at any time of the common stock into which the Debentures may be converted.

        Adjustments to Interest Accruals on the Debentures

        If, during any taxable year, a U.S. Holder of Debentures receives actual payments with respect to the Debentures that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year.

        If a U.S. Holder receives in a taxable year actual payments with respect to the Debentures that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the Debentures for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s total interest income on the Debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the Debentures or to reduce the amount realized on a sale, exchange, conversion, redemption or repurchase of the Debentures. A net negative adjustment is not subject to the 2% floor limitation on miscellaneous itemized deductions.

        Sale, Exchange, Conversion, Redemption or Repurchase of Debentures

        Generally the sale, exchange, conversion, redemption or repurchase of a Debenture will result in taxable gain or loss to a U.S. Holder. As described above, our calculation of the comparable yield and the projected payment schedule for the Debentures includes the receipt of stock upon conversion as a contingent payment with respect to the Debentures. Accordingly, we intend to treat the receipt of our common stock upon conversion of a Debenture as a contingent payment.

        The amount of gain or loss on a sale, exchange, conversion, redemption or repurchase of a Debenture will be equal to the difference between:

•	the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common stock received; and
•	the U.S. Holder’s adjusted tax basis in the Debenture. A U.S. Holder’s adjusted tax basis in a Debenture generally will be equal to the U.S. Holder’s original purchase price for the Debenture, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the Debentures (without regard to the actual amount paid).

        Gain recognized by a U.S. Holder upon a sale, exchange, conversion, redemption or repurchase of a Debenture generally will be treated as ordinary interest income. Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the Debenture, and thereafter capital loss (which will be long-term if the Debenture has been held for more than one year). The deductibility of capital losses is subject to limitations. A U.S. Holder who sells the Debentures at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

        A U.S. Holder’s tax basis in common stock received upon conversion of a Debenture will equal the then current fair market value of such common stock. The U.S. Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

        Constructive Dividends

        If at any time we make a distribution of cash or property to our shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the Debentures, the conversion rate of the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to a U.S. Holder of a Debenture to the extent of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), notwithstanding the fact that the U.S Holder does not receive a cash payment.

        An increase in the conversion rate at our discretion or in certain other circumstances may be deemed to be the payment of a taxable dividend to U.S. Holders, but, generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not. In certain circumstances, the failure to make an adjustment of the conversion rate under the indenture may result in a taxable constructive distribution to U.S. Holders of our common stock.

        Any constructive distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules generally applicable to corporate distributions. It is unclear whether a constructive dividend would be eligible for the reduced rates of U.S. federal income tax applicable to certain dividends received by noncorporate U.S. Holders. Similarly, it is also unclear whether a corporate U.S. Holder would be entitled to claim the dividends-received deduction with respect to a constructive dividend. U.S. Holders should carefully review the conversion rate adjustment provisions and consult their own tax advisors with respect to the tax consequences of any such adjustment.

        Common Stock

        Distributions, if any, paid on our common stock will be taxable as ordinary income to the extent of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles) as they are paid, subject to a possible dividends-received deduction in the case of corporate holders and a 15% tax rate for individuals through 2008. Distributions in excess of our current or accumulated earnings and profits will first be applied against and reduce a U.S. Holder’s basis in the common stock and any excess will be treated as capital gain.

        Gain or loss realized on the sale or exchange of our common stock will equal the difference between the amount realized on the sale or exchange and the U.S. Holder’s adjusted tax basis in the common stock. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held or is deemed to have held the common stock for more than a year. The deductibility of capital losses is subject to certain limitations. A U.S. Holder that sells common stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

        As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Debenture that is, for U.S. federal income tax purposes:

•	a nonresident alien for U.S. federal income tax purposes;
•	a foreign corporation; or
•	a foreign estate or trust.

        “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of the Debentures or common stock and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the Debentures or common stock.

        Payments on the Debentures

        Subject to the discussion below concerning backup withholding, payments of principal and interest (including original issue discount) on the Debentures to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest:

•	the Non-U.S Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and
•	certain certification requirements have been fulfilled with respect to such Non-U.S. Holder. These requirements generally will be fulfilled if the beneficial owner of a Debenture certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person.

        If a Non-U.S. Holder of a Debenture is engaged in a trade or business in the United States, and if interest (including original issue discount) on the Debenture is effectively connected with the conduct of this trade or business, the Non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph, provided that the Non-U.S. Holder provides a properly executed IRS Form W-8ECI to us or our paying agent. Such Non-U.S. Holders will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Debentures including, in the case of a Non-U.S. Holder that is a corporation, the possible imposition of a 30% branch profits tax.

        Sale, Exchange or Other Disposition of Debentures or Shares of Common Stock

        Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Debentures or common stock, unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise; or
•	we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

        We do not believe that we are currently a U.S. real property holding corporation or that we will become one in the future.

        Conversion of Debentures

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax upon conversion of a Debenture solely into our common stock. To the extent a Non-U.S. Holder receives cash upon conversion of a Debenture, such Non-U.S. Holder will be taxed as described above under “— Sale, Exchange or Other Disposition of Debentures or Shares of Common Stock.”

        Dividends and Constructive Dividends

        Dividends (including deemed dividends on the Debentures described above under “— Tax Consequences to U.S. Holders—Constructive Dividends”) paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN to us or our paying agent certifying its entitlement to benefits under a treaty. In the case of any constructive dividend, it is possible that the U.S. federal income tax on this constructive dividend would be withheld from other amounts held or paid through the applicable withholding agent, such as interest paid on a Debenture, shares of common stock a Non-U.S. Holder would be entitled to receive upon conversion of a Debenture, or sales proceeds from the sale of a Debenture or common stock subsequently paid or credited to a Non-U.S. Holder.

        If a Non-U.S. Holder of common stock is engaged in a trade or business in the United States, and if dividends on the stock are effectively connected with the conduct of this trade or business, the Non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph, provided that the Non-U.S. Holder provides a properly executed IRS Form W-8ECI to us or our paying agent. Such Non-U.S. Holders will generally be taxed in the same manner as U.S. Holders (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. A Non-U.S. Holder that is a corporation and receives effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

        Payments of interest and dividends to individual U.S. Holders of Debentures or common stock will generally be subject to information reporting to the IRS, and will be subject to backup withholding unless the U.S. Holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding.

        The backup withholding rules do not apply to payments that are subject to the 30% withholding tax on dividends paid to Non-U.S. Holders, or to payments that are exempt from that tax by application of a tax treaty or special exception, although such payments are subject to certain information reporting. To avoid backup withholding, a Non-U.S. Holder must certify its foreign status, as described above under “— Tax Consequences to Non-U.S. Holders — Payments on the Debentures.”

        Payments made to U.S. Holders by a broker upon a sale of Debentures or common stock will generally be subject to information reporting and backup withholding. Payments made to Non-U.S. Holders by a broker upon a sale of Debentures or common stock will not be subject to information reporting or backup withholding provided the Non-U.S. Holder certifies its foreign status, as described above under “— Tax Consequences to Non-U.S. Holders — Payments on the Debentures.”

        Any amounts withheld from a payment to a holder of Debentures or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

        We intend to offer the Debentures through Banc of America Securities LLC, as underwriter. We have entered into a firm commitment underwriting agreement with Banc of America Securities LLC. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, all of the principal amount of the Debentures.

        The underwriting agreement is subject to a number of terms and conditions and provides that the underwriter must buy all of the Debentures (other than those subject to the over-allotment option) if it buys any of them. The underwriter will sell the Debentures to the public when and if the underwriter buys the Debentures from us.

        The underwriter initially will offer the Debentures to the public at the public offering price specified on the cover page of this prospectus. The underwriter may allow a concession of not more than     % of the principal amount of the Debentures to selected dealers. The underwriter may also allow, and those dealers may re-allow, a concession of not more than     % of the principal amount of the Debentures to some other dealers. If all the Debentures are not sold at the public offering price, the underwriter may change the initial public offering price and the other selling terms. The Debentures are offered subject to a number of conditions, including:

•	receipt and acceptance of the Debentures by the underwriter; and
•	the underwriter’s right to reject orders in whole or in part.

        Over-Allotment Option.   We have granted the underwriter an over-allotment option to buy up to an additional $60 million principal amount of the Debentures, at the same price per Debenture as they are paying for the Debentures shown in the table above. These additional Debentures would cover sales of Debentures by the underwriter which exceed the total number of Debentures shown in the table above. The underwriter may exercise this option at any time within the 13-day period beginning on the date of the original issuance of the Debentures. If purchased, the additional Debentures will be sold by the underwriter on the same terms as those on which the other Debentures are sold.

        Discounts and Commissions.   The following table shows the per Debenture and total underwriting discounts and commissions to be paid to the underwriter by us. These amounts are shown assuming no exercise and full exercise of the underwriter’s option to purchase additional Debentures.

Paid by Us
	No Exercise	Full Exercise
Per Debenture	$	$

Total	$	$

        We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $415,620.

        New Issue of Debentures.   The Debentures are a new issue of securities with no established trading market. We do not intend to apply for listing of the Debentures on any national securities exchange or for inclusion of the Debentures on any automated dealer quotation system. We have been advised by the underwriter that it presently intends to make a market in the Debentures after completion of the offering. However, it is under no obligation to do so and may discontinue any market-making activities at any time without any notice. Accordingly, we cannot assure the liquidity of the trading market for the Debentures or that an active public market for the Debentures will develop. If an active public trading market for the Debentures does not develop, the market price and liquidity of the Debentures may be adversely affected.

        Stabilization.   In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of the Debentures, including:

•	stabilizing transactions;
•	short sales;
•	syndicate covering transactions;
•	imposition of penalty bids; and
•	purchases to cover positions created by short sales.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Debentures while this offering is in progress. Stabilizing transactions may include making short sales of the Debentures, which involves the sale by the underwriter of a greater number of Debentures than they are required to purchase in this offering, and purchasing Debentures from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of Debentures in the open market after the distribution has been completed in order to cover syndicate short positions.

        The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing Debentures in the open market. In making this determination, the underwriter will consider, among other things, the price of Debentures available for purchase in the open market compared to the price at which the underwriter may purchase Debentures through the over-allotment option.

        A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Debentures in the open market that could adversely affect investors who purchased Debentures in this offering. To the extent that the underwriter creates a naked short position, it will purchase Debentures in the open market to cover the position.

        The representative also may impose a penalty bid on dealers participating in the offering. This means that the representative may reclaim from any syndicate member or other dealers participating in the offering the commissions and selling concessions on Debentures sold by them and purchased by the representative in stabilizing or short covering transactions.

        These activities may have the effect of raising or maintaining the market price of the Debentures or preventing or retarding a decline in the market price of the Debentures. As a result of these activities, the price of the Debentures may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions in the over-the-counter market or otherwise.

        Lock-up Agreements.   We and our directors and executive officers have entered into lock-up agreements with the underwriter. Under these agreements we may not, without the prior written consent of Banc of America Securities LLC (which consent may be withheld at the sole discretion of Banc of America Securities LLC), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of, transfer or hedge (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of), or announce the offering of, or file any registration statement (other than a registration statement relating to our employee stock plans) under the Securities Act of 1933, as amended (the Securities Act), in respect of or, in the case of our directors and executive officers, make any demand for, or exercise any right with respect to, any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable or exercisable for or convertible into shares of common stock for a period of 90 days from the date of this prospectus in the case of us, or for the period ending January 31, 2006, in the case of our directors and executive officers. The lock-up agreements are subject to certain exceptions, including an exception that permits us to issue options under our existing stock option plans and shares upon exercise of outstanding options and exceptions that permit our executive officers and directors to make certain gifts, make certain transfers to trusts, exercise outstanding stock options (but not sell any underlying stock) and make sales pursuant to existing Rule 10b5-1 plans (including sales of stock upon exercise of any options).

        Indemnification.   We have agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed that we will contribute to payments the underwriter may be required to make in respect of those liabilities.

        Online Offering.   A prospectus in electronic format may be made available on the web sites maintained by the underwriter. Other than the prospectus in electronic format, the information on any such web site, or accessible through any such web site, is not part of the prospectus. The representative may agree to allocate a number of Debentures for sale to online brokerage account holders. Internet distributions will be allocated by the underwriter on the same basis as other allocations. In addition, Debentures may be sold by the underwriter to securities dealers who resell Debentures to online brokerage account holders.

        Conflicts/Affiliates.   The underwriter and its affiliates have provided and may in the future provide, various investment banking, commercial banking and other financial services to us for which services they have received, and may in the future receive, customary fees. Banc of America Securities LLC acted as our advisor and dealer-manager in connection with our acquisition of ANS and received customary fees in connection therewith. In addition, an affiliate of Banc of America is an agent and lender under certain of our credit facilities and receives customary fees in connection therewith. Banc of America Securities LLC also acts as a dealer under our commercial paper program.

        Selling Restrictions.   The underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Debentures or has in its possession or distributes the prospectus.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the Debentures to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Debentures which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Debentures to the public in that Relevant Member State at any time:

        (a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

        (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

        (c) in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Debentures to the public” in relation to any Debentures in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Debentures to be offered so as to enable an investor to decide to purchase or subscribe the Debentures, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no Securities have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or investors belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Aritcles L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764 of the French Code Monétaire et Financier, none of this prospectus supplement, the accompanying prospectus or any other materials related to the offering or information contained therein relating to the Securities has been released, issued or distributed to the public in France except to Permitted Investors, and direct or indirect resale to the public in France of any Securities acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

        The underwriter acknowledges and agrees that:

        (i) it has not offered or sold and will not offer or sell the Debentures other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Debentures would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the company;

        (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Debentures in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

        (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Debentures in, from or otherwise involving the United Kingdom.

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Debentures are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Debentures will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        The offering of the Debentures has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Societá e la Borsa, the “CONSOB”) pursuant to Italian securities legislation and, accordingly, acknowledges and agrees that the Debentures may not and will not be offered, sold or delivered, nor may or will copies of the prospectus or any other documents relating to the Debentures or the prospectus be distributed in Italy other than to professional investors (investitori professionali), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended (“Regulation No. 11522”) or pursuant to another exemption from the requirements of Articles 94 and seq. of Legislative Decree No. 58 of February 24, 1998 (the “Italian Finance Law”) and CONSOB Regulation No. 11971 of May 14, 1999 (“Regulation No. 11971”).

        Any offer, sale or delivery of the Debentures or distribution of copies of the prospectus or any other document relating to the Debentures or the prospectus in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be:

•	made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Legislative Decree No. 58 of February 24, 1998, as amended, CONSOB Regulation No. 11522 of July 1, 1998, and any other applicable laws and regulations;
•	in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and
•	in compliance with any other applicable notification requirement or limitation which may be imposed upon the offer of Debentures by CONSOB or the Bank of Italy.

        Any investor purchasing the Debentures in the public offering is solely responsible for ensuring that any offer or resale of the Debentures it purchases occurs in compliance with applicable laws and regulations. This prospectus and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

        In addition to the above (which shall continue to apply to the extent not inconsistent with the implementing measures of the Prospectus Directive in Italy), after the implementation of the Prospectus Directive in Italy, the restrictions, acknowledgments and agreements in the paragraph relating to the European Economic Area set forth above shall apply to Italy.

VALIDITY OF THE SECURITIES

        The validity of the Debentures and of the shares of common stock issuable upon conversion of the Debentures will be passed upon for St. Jude Medical by Dorsey & Whitney LLP. Certain matters will be passed upon for the underwriters by Davis Polk & Wardwell.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2004 and the consolidated financial statements and schedule of Advanced Neuromodulation Systems, Inc. at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

$600,000,000

   % Convertible Senior Debentures Due 2035

PROSPECTUS
December     , 2005

Banc of America Securities LLC

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC Registration Fee	$70,620
Accounting Fees and Expenses	100,000
Legal Fees and Expenses	175,000
Printing and Engraving Fees	40,000
Fees and Expenses of Trustee and Counsel	20,000
Miscellaneous	10,000

Total	$415,620

        All fees and expenses other than the SEC registration fee are estimated. We will pay all the expenses listed above.

Item 15. Indemnification of Officers and Directors

        Section 521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, we will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:

  has not been indemnified by another organization;

  acted in good faith;

  has not received an improper personal benefit and Section 255 regarding director conflicts of interests, if applicable, has been satisfied;

  assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

  reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

        Article XIV of our Articles of Incorporation, as amended and restated, provides that, to the fullest extent permissible under the Minnesota Business Corporation Act, our directors shall not be liable to St. Jude Medical or our shareholders for monetary damages for breach of fiduciary duty as a director.

        Article VII of our Bylaws, as amended and restated, provides that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 521of the Minnesota Business Corporation Act described above.

        We enter into indemnification agreements with our directors and officers. The indemnification agreements provide that we shall, subject to certain limitations, indemnify our directors and officers who are made or threatened to be made a party to a proceeding by reason of that director’s or officer’s former or present official capacity with St. Jude Medical. The circumstances under which we will indemnify our directors or officers against judgments, penalties, fines, settlements and reasonable expenses pursuant to these indemnification agreements are the same as those provided in Section 521 of the Minnesota Business Corporation Act described above.

        We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers St. Jude Medical for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 16. Exhibits

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement between the Registrant and Banc of America Securities LLC, as representative of the several underwriters.

4.1	Articles of Incorporation, as restated as of February 25, 2005 (incorporated by reference from Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).

4.2	Bylaws, as amended and restated as of February 25, 2005 (incorporated by reference from Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, as filed with the SEC on March 2, 2005).

4.3	Rights Agreement dated as of June 16, 1997, between the Registrant and American Stock Transfer and Trust Company, as Rights Agent, including the Certificate of Designation, Preferences and Rights of Series B Junior Preferred Stock (incorporated by reference from Exhibit 1 of the Registrant’s Registration Statement on Form 8-A, as filed with the SEC on August 6, 1997).

4.4	Amendment, dated as of December 20, 2002, to Rights Agreement, dated as of June 16, 1997 (incorporated by reference from Exhibit 1 of the Registrant’s Current Report on Form 8-K, as filed with the SEC on March 21, 2003).

4.5	Form of Indenture between the Registrant and U.S. Bank National Association, as Trustee (including form of Convertible Senior Debenture due 2035).

5.1	Opinion of Dorsey & Whitney LLP.

8.1	Opinion of Dorsey & Whitney LLP as to certain U.S. federal income tax considerations (included in Exhibit 5.1).

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Ernst & Young LLP.

24.1	Powers of Attorney.

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee under the Indenture.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the Securities Act);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (SEC) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the Exchange Act), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described above under Item 15, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 5, 2005.

ST. JUDE MEDICAL, INC.

By:	/s/ Daniel J. Starks
Daniel J. Starks
President, Chief Executive Officer and Chairman

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2005.

Signature	Title

/s/ Daniel J. Starks	President, Chief Executive Officer and Chairman
Daniel J. Starks	(principal executive officer)

/s/ John C. Heinmiller	Executive Vice President and Chief Financial Officer
John C. Heinmiller	(principal financial and accounting officer)

*	Director
John W. Brown

*	Director
Richard R. Devenuti

*	Director
Stuart M. Essig

*	Director
Thomas H. Garrett III

*	Director
Michael A. Rocca

*	Director
David A. Thompson

*	Director
Stefan K. Widensohler

*	Director
Wendy L. Yarno

*	Director
Frank C-P Yin

*By:	/s/ Kevin T. O’Malley
Kevin T. O’Malley Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement between the Registrant and Banc of America Securities LLC, as representative of the several underwriters.

4.1	Articles of Incorporation, as restated as of February 25, 2005 (incorporated by reference from Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).

4.2	Bylaws, as amended and restated as of February 25, 2005 (incorporated by reference from Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, as filed with the SEC on March 2, 2005).

4.3	Rights Agreement dated as of June 16, 1997, between the Registrant and American Stock Transfer and Trust Company, as Rights Agent, including the Certificate of Designation, Preferences and Rights of Series B Junior Preferred Stock (incorporated by reference from Exhibit 1 of the Registrant’s Registration Statement on Form 8-A, as filed with the SEC on August 6, 1997).

4.4	Amendment, dated as of December 20, 2002, to Rights Agreement, dated as of June 16, 1997 (incorporated by reference from Exhibit 1 of the Registrant’s Current Report on Form 8-K, as filed with the SEC on March 21, 2003).

4.5	Form of Indenture between the Registrant and U.S. Bank National Association, as Trustee (including form of Convertible Senior Debenture due 2035).

5.1	Opinion of Dorsey & Whitney LLP.

8.1	Opinion of Dorsey & Whitney LLP as to certain U.S. federal income tax considerations (included in Exhibit 5.1).

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Ernst & Young LLP.

24.1	Powers of Attorney.

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee under the Indenture.